Exhibit 2.1

EXECUTION COPY

CONTRIBUTION AGREEMENT

by and among

DIVIDEND CAPITAL TRUST INC.,

DIVIDEND CAPITAL OPERATING PARTNERSHIP, LP

and

DIVIDEND CAPITAL ADVISORS GROUP LLC

with respect to all of the outstanding

membership interests of

DIVIDEND CAPITAL ADVISORS LLC

Dated as of July 21, 2006

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(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

EXHIBITS:

A.	Transitional Services Agreement

B.	License Agreement

C.	Noncompete Agreement

D.	Pledge Agreement

E.	Registration Rights Agreement

F.	REIT Long-Term Incentive Plan

G.	Joint Venture Term Sheet

H.	Form of Advisor Parent Release

I.	Form of Executive Release

SCHEDULES:

1.	Advisor Disclosure Schedule

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CONTRIBUTION AGREEMENT

THIS AGREEMENT, dated as of July 21, 2006, is made by and among DIVIDEND CAPITAL TRUST INC., a Maryland corporation (the “REIT”), DIVIDEND CAPITAL OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership”) and DIVIDEND CAPITAL ADVISORS GROUP LLC, a Colorado limited liability company (the “Advisor Parent”).

RECITALS

WHEREAS, the Advisor Parent is the sole member of Dividend Capital Advisors LLC, a Colorado limited liability company (the “Advisor”);

WHEREAS, the REIT is the general partner and a limited partner of the Operating Partnership;

WHEREAS, the REIT and the Advisor are parties to an Amended and Restated Advisory Agreement, dated as of November 21, 2003, as amended (the “Advisory Agreement”), pursuant to which the Advisor provides various services to the REIT; and

WHEREAS, the parties to this Agreement wish to provide for a transaction in which the Advisor Parent will contribute the entire outstanding membership interest in the Advisor to the Operating Partnership (the “Contribution”) in exchange for limited partnership interests in the Operating Partnership (the “Purchase Consideration”), as hereinafter provided.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) As used in this Agreement, the following terms have the respective meanings indicated:

“Advisor Parties” means the Advisor and the Advisor Parent.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Contribution Agreement, together with the Schedules and Exhibits.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or required to be closed for the conduct of regular banking business.

“Closing” means the closing of the Contribution as contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurred.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan” means a Plan which the Advisor or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) who provide or provided services primarily to the Advisor.

“DCTRT” means Dividend Capital Total Realty Trust, Inc., a Maryland corporation.

“EBITDA” means for any fiscal period of the Advisor, the Advisor’s net income for that period, as calculated in the ordinary course of business in connection with the preparation of, and as reflected on, its regularly-prepared financial statements, plus the sum of the amounts of all charges against income reflected in those financial statements for that period in respect of interest expense, income tax expense, depreciation expense and amortization expense related to intangible assets.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever, but excluding non-exclusive licenses of Intellectual Property.

“Environmental Law” means any Law relating to the protection, investigation or restoration of the environment (including natural resources) or the health or safety of human or other living organisms, including the manufacture, introduction into commerce, export, import, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, release or management of, or other activities with respect to, Hazardous Substances, in each case as presently in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a person required at any particular time to be aggregated with the Advisor under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, radon, asbestos or asbestos-containing products or materials, chloroflourocarbon, hydroflourocarbon, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or lead-containing paint or plumbing, and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning.

“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (viii) all guarantees by such Person of the Indebtedness of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of Article VIII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

“Intellectual Property” means all of the following intellectual property: (i) all names and marks, brands and slogans, all registered and unregistered trademarks, trade names, service marks and applications therefor and all goodwill associated therewith; (ii) all patents, patent applications and inventions conceived or reduced to practice prior to the Closing, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Closing, and all reissues thereof and all reexamination certificates issuing therefrom; (iii) all copyrights, including all related copyright registrations; (iv) all know-how or other trade secrets, whether or not reduced to practice; (v) the right to sue for and recover damages, assert, settle and/or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing; (vi) all licenses, options to license and other contractual rights to use the Intellectual Property; and (vii) all computer and electronic data processing programs and software programs and related documentation.

“Joint Venture Agreement” means an agreement between the REIT and DCTRT which incorporates in all material respects the provisions of the Joint Venture Term Sheet and otherwise is reasonably acceptable in form and substance to the REIT and DCTRT.

“Joint Venture Term Sheet” means the term sheet attached as Exhibit G.

“Knowledge of the Advisor Parent” means the actual knowledge (after reasonable inquiry) of the persons listed on Section 1.1(a)(i) of the Advisor Disclosure Schedule.

“Laws” means all laws, statutes, regulations, ordinances, orders, judgments, decrees or other legally binding requirements issued, promulgated, adopted or imposed by any Governmental Authority.

“License Agreement” means an agreement in substantially the form of Exhibit B.

“Losses” means any and all actual damages, actual fines, actual fees, actual penalties, actual liabilities, actual losses and actual costs and expenses (including interest, court costs and fees, and reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that Losses shall not include any indirect, special, punitive (other than punitive damages asserted in a claim by a third party), incidental or consequential damages of any kind. The Losses resulting from a breach of the representation contained in Section 3.7(b) shall be calculated in the manner described in Section 3.7(b) of the Advisor Disclosure Schedule.

“Market Value” of an OP Unit means, as of any date, an amount per OP Unit equal to (x) the number of Common Shares for which an OP Unit is exchangeable on that date, multiplied by (y) the average of the Sale Prices of the Common Shares for the period of 20 Trading Days ending on the Trading Day last preceding such date; provided, that if the proviso to the definition of Sale Price contained in this Agreement is applicable, the price specified in this clause (y) shall be identical to the price set forth in such proviso.

“Material Adverse Effect” means (i) with respect to any of the Advisor Parties, a material adverse effect on the business, assets, financial condition or results of operations of the Advisor, or on the ability of the Advisor Parent to perform its obligations under this Agreement and (ii) with respect to the REIT or the Operating Partnership, a material adverse effect on the business, assets, financial condition or results of operations of the REIT and its Subsidiaries taken as a whole, or on the ability of the REIT or the Operating Partnership to perform their respective obligations under this Agreement.

“Noncompete Agreement” means an agreement in substantially the form of Exhibit C.

“OP Units” means units of limited partnership interest issued by the Operating Partnership.

“Permit” means any permit, license, franchise, approval, consent, registration, clearance, variance, exemption, order, certificate or authorization by or of any Governmental Authority.

“Person” means any natural person, corporation, general partnership, limited partnership, limited or unlimited liability company, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pledge Agreement” means an agreement substantially in the form of Exhibit D.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proxy Statement” means the proxy statement to be sent to the stockholders of the REIT in connection with the solicitation of proxies to vote for, among other items, (i) the REIT Stockholder Approval and (ii) approval of the REIT Long-Term Incentive Plan.

“Registration Rights Agreement” means an agreement in substantially the form of Exhibit D.

“REIT Long-Term Incentive Plan” means an equity based compensation plan substantially in the form of Exhibit F, that provides for stock options and other stock-based awards representing 8,000,000 Common Shares (as adjusted for stock splits, stock dividends, combinations and the like) be reserved for issuance pursuant to awards to employees, directors, consultants and other service providers of the REIT and its Subsidiaries.

“REIT Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of at least a majority of the shares represented in person or by proxy at a duly constituted meeting of the REIT’s stockholders and actually voted on the matter (excluding for this purpose shares beneficially owned by any of the Advisor Parties or their Affiliates).

“Sale Price” of the Common Shares means the closing sale price per share (or, if no sale price is reported, the average of the average bid and ask price on such date), as reported in the composite transactions for the principal U.S. securities exchange on which the Common Shares are traded or, if the Common Shares are not listed on a U.S. securities exchange, as reported by the Nasdaq Stock Market or, if there is no trading market for the Common Shares, the last price at which the REIT sold Common Shares to the public other than Common Shares sold pursuant to the REIT’s distribution reinvestment plan; provided that if on any date following the Closing Date, (i) the Common Shares are not then listed on a securities exchange or included in an automated interdealer quotation system and (ii) the REIT shall not have sold Common Shares to the public since the date of this Agreement, then the Sale Price shall be $11.25 (as adjusted for stock splits, stock dividends, combinations and the like).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers’ Representative” means Evan H. Zucker or, if that person is unable or unwilling to serve in such capacity, then another person approved by the Advisor Parent.

“Special Committee” means the special committee of the board of directors of the REIT who created by resolution of the board adopted on April 13, 2006.

“Straddle Period” means any Tax period beginning, but not ending, on or before the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (i) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person, (ii) of which the first Person or any other Subsidiary of the first Person is a general partner or (iii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), whether federal, state, local,

foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority and any liability for any of the foregoing as transferee or successor.

“Tax Authority” means any governmental authority responsible for the imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” means all existing or effective agreements or arrangements (whether or not written) binding the Advisor that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any person’s Tax liability (other than any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Trading Day” means a day on which the principal trading market for the Common Shares is open for business or, if there is no such trading market, any Business Day.

“Transaction Documents” means the Transitional Services Agreement, the License Agreement, the Pledge Agreement and the Registration Rights Agreement, collectively.

“Transitional Services Agreement” means an agreement substantially in the form of Exhibit A.

(b) In addition, the following terms are defined in the other parts of this Agreement indicated below:

“Advisor”	Recitals
“Advisor 2005 Balance Sheet”	Section 3.8
“Advisor Disclosure Schedule”	Article III
“Advisor Interest”	Section 2.1
“Advisor Parent”	Preamble
“Advisory Agreement”	Recitals
“Closing Date Balance Sheet”	Section 2.7(a)
“Closing Date Net Assets”	Section 2.7(a)
“Common Shares”	Section 4.3(a)
“Confidential Information”	Section 5.15
“Contributed Units”	Section 2.2
“Contribution”	Recitals
“Dispute Notice”	Section 2.7(b)
“Employment Agreements”	Section 6.2(f)
“Financial Statements”	Section 3.7(a)
“First Follow-On Period”	Section 5.12(b)
“Governmental Licenses”	Section 3.27
“Indemnity Amount”	Section 8.4(a)
“Leased Real Property”	Section 3.23(a)
“Lock-Up Period”	Section 5.12(a)
“Loss Certificate”	Section 5.6(d)
“Loss Estimate”	Section 5.6(d)
“Modification”	Section 5.18

“Modified Units”	Section 5.18
“OP Agreement Amendment”	Section 2.5(h)
“Operating Partnership”	Preamble
“Purchase Consideration”	Recitals
“REIT”	Preamble
“REIT Indemnified Parties”	Section 8.2
“REIT SEC Documents”	Section 4.6
“REIT Stockholders Meeting”	Section 5.5(d)
“Representatives”	Section 5.3
“Reviewing Accountant”	Section 2.7(c)
“Second Follow-On Period”	Section 5.12(c)
“Seller Indemnified Parties”	Section 8.3
“Special Units”	Section 5.18
“Tax Loss”	Section 7.3(a)
“Tax Referee”	Section 7.4
“Transferred Employee”	Section 3.13(a)
“Transferred Subsidiary”	Section 2.1
“Transferred Subsidiary Stock”	Section 2.1
“1% Transfer”	Section 2.1
“13th Floor Lease”	Section 5.16

(c) For the purposes of this Agreement, except to the extent the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(ii) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of those terms;

(vii) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(viii) references to a party are also to its permitted successors and assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(x) “contract” includes any note, bond, mortgage, indenture, deed of trust, loan, credit agreement, franchise concession, contract, agreement, Permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, whether written or oral;

(xi) “ordinary course of business” (or similar terms) shall be deemed followed by “consistent with past practice;”

(xii) “assets” shall include “rights,” including rights under contracts; and

(xiii) “reasonable efforts” or similar terms shall not require the waiver of any rights under this Agreement.

ARTICLE II

THE CONTRIBUTION; CLOSING

Section 2.1. Contribution. At the Closing, upon the terms and subject to the conditions of this Agreement, the Advisor Parent shall sell, transfer, assign, convey, deliver and contribute to the Operating Partnership, and the Operating Partnership will purchase and acquire from the Advisor Parent, good and valid title, free and clear of all Encumbrances except those imposed under applicable federal and state securities Laws, to (i) the entire membership interest in the Advisor (the “Advisor Interest”) and (ii) if prior to the Closing, the Advisor Parent in its discretion forms a Delaware corporation that will be a new, direct, wholly-owned subsidiary of the Advisor Parent (the “Transferred Subsidiary”) and transfers a 1% membership interest in the Advisor to the Transferred Subsidiary (the “1% Transfer”), all of the issued and outstanding capital stock of the Transferred Subsidiary (the “Transferred Subsidiary Stock”), and if the 1% Transfer occurs the Advisor Parent shall satisfy its obligation under this Section 2.1 by transferring the balance of the Advisor Interest not held by the Transferred Subsidiary in the manner described above.

Section 2.2. Consideration. In consideration of the contribution of the Advisor Interest and, if applicable, the Transferred Subsidiary Stock, the REIT shall cause the Operating Partnership to issue and convey to the Advisor Parent at the Closing good and valid title, free of all Encumbrances except those created by this Agreement, the Transaction Documents, the limited partnership agreement of the Operating Partnership or applicable federal and state securities Laws, a number of OP Units equal to (i) 15,111,111 minus (ii) the number of Modified Units issued pursuant to Section 5.18 (together with the Modified Units, the “Contributed Units”). Subject to the adjustments provided for in Sections 2.3 and 2.7, the Contributed Units represent the Purchase Consideration.

Section 2.3. Adjustments to Prevent Dilution. If, prior to the Closing, (i) the REIT (a) declares a stock dividend or other distribution payable in shares of its capital stock or securities convertible or exchangeable into or exercisable for shares of its capital stock or (b) effects a stock split (including a reverse stock split), reclassification, combination, subdivision or other similar change with respect to shares of its capital stock or (ii) the Operating Partnership (a) declares a dividend or other distribution payable in partnership interests or securities convertible or exchangeable into or exercisable for partnership interests or (b) effects a split (including a reverse split), reclassification, combination, subdivision or other similar change with respect to its partnership interests, then, in each case, the number of Contributed Units shall be equitably adjusted to eliminate the effects of that dividend, distribution, split, reclassification, combination, subdivision or other change.

Section 2.4. Closing. The Closing shall be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on the third Business Day following the satisfaction or waiver of all conditions set forth in Article VI (other than conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time or place as the REIT and the Advisor Parent mutually agree.

Section 2.5. Closing Deliveries by the REIT.

At the Closing, the REIT will deliver or cause to be delivered to the Advisor Parent:

(a) a confirmation executed by the general partner of the Operating Partnership of the issuance of the Contributed Units to the Advisor Parent;

(b) a duly executed counterpart of the Registration Rights Agreement;

(c) a duly executed counterpart of the Transitional Services Agreement

(d) a duly executed counterpart of the License Agreement;

(e) a duly executed counterpart of the Noncompete Agreement;

(f) a duly executed counterpart of the Pledge Agreement;

(g) a counterpart of an amendment to the partnership agreement of the Operating Partnership giving effect to the Modification (the “OP Agreement Amendment”) duly executed by the REIT in its capacity as the general partner of the Operating Partnership; and

(h) such further instruments and documents as may be required to be delivered by the REIT or the Operating Partnership pursuant to the terms of this Agreement or as may be reasonably requested by the Advisor Parent in connection with the Closing.

Section 2.6. Closing Deliveries by the Advisor Parent. At the Closing, the Advisor Parent will deliver to the REIT:

(a) a duly executed assignment of the Advisor Interest;

(b) all of the books and records of the Advisor, including all signature authorization cards pertaining to the bank accounts listed in Section 3.25 of the Advisor Disclosure Schedule;

(c) resignations, to be effective as of the Closing, of directors and officers, or persons holding equivalent positions, of the Advisor;

(d) a duly executed counterpart of the Registration Rights Agreement;

(e) a counterpart of the Transitional Services Agreement duly executed by DC Services LLC, an Affiliate of the Advisor Parent;

(f) a duly executed counterpart of the License Agreement;

(g) counterparts of the Noncompete Agreement, duly executed by Evan H. Zucker and James R. Mulvihill;

(h) a duly executed counterpart of the Pledge Agreement;

(i) a duly executed certification, in form and manner set forth in U.S. Treasury Regulation Section 1.1445-2(b)(2), of the Advisor Parent’s non-foreign status;

(j) a duly executed counterpart of the OP Agreement Amendment;

(k) if the Transferred Subsidiary Stock is required to be transferred pursuant to Section 2.1, the original share certificate or certificates evidencing the Transferred Subsidiary Stock, in proper form for transfer, together with duly executed stock power therefor; and

(l) such further instruments and documents as may be required to be delivered by the Advisor Parent pursuant to the terms of this Agreement or as may be reasonably requested by the Operating Partnership or the REIT in connection with the Closing.

Section 2.7. Closing Balance Sheet.

(a) As promptly as reasonably practicable following the Closing Date, but in no event more than 90 days following the Closing Date, the REIT will prepare and deliver to the Advisor Parent a balance sheet of the Advisor as of the close of business on the day preceding the Closing Date (the “Closing Date Balance Sheet”) that shall be prepared in accordance with GAAP and on a basis consistent with the preparation of the Advisor 2005 Balance Sheet. As used herein, “Closing Date Net Assets” shall equal the total current assets (cash, cash equivalents, prepaid expenses and accounts receivable (net of allowances), including all unpaid fees and expenses under the Advisory Agreement (but only to the extent earned on or before the close of business on the day preceding the Closing Date) minus the total liabilities shown on the Closing Date Balance Sheet, all as finally determined pursuant to this Section 2.7, calculated in accordance with GAAP and on a basis consistent with the preparation of the Advisor 2005 Balance Sheet.

(b) Unless within 30 days after delivery of the Closing Date Balance Sheet, the Advisor Parent shall deliver to the REIT a notice setting forth, in reasonable detail, any good faith dispute as to the Closing Date Balance Sheet and the basis for such dispute (a “Dispute Notice”), the Closing Date Balance Sheet shall be deemed accepted by the Advisor Parent and shall be final and binding.

(c) For 15 days after the REIT’s receipt of a Dispute Notice, the parties shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. If the parties are unable to resolve any matter in the Dispute Notice within such 15-day period, the REIT and the Advisor Parent shall engage Deloitte & Touche LLP, Ernst & Young, LLP or PriceWaterhouse Coopers, LLC, as selected by a majority of the independent directors of the REIT as the “Reviewing Accountant” (if such accounting firm is unable or unwilling to serve as the Reviewing Accountant, the parties shall, within 15 days after the end of such 15-day period, agree on an alternate independent accounting firm or have such selection made pursuant to the rules of the American Arbitration Association). The REIT and the Advisor Parent will each pay one-half of the fees and expenses of the Reviewing Accountant.

(d) The REIT and the Advisor Parent shall instruct the Reviewing Accountant to resolve the disputed matters as promptly as practicable. The scope of the disputed matters to be resolved by the Reviewing Accountant shall be limited to whether the disputed matters that were properly included in the Dispute Notice were determined in accordance with this Agreement. The resolution by the

Reviewing Accountant of the matters properly included in the Dispute Notice shall be based solely on representations and written submissions by the REIT and the Advisor Parent and their respective Representatives and not by independent review. The Reviewing Accountant shall (i) address only those disputed matters and (ii) not assign a value greater than the greatest value for any such item claimed by the REIT or the Advisor Parent, or smaller than the smallest value for any such item claimed by the REIT or the Advisor Parent. The determination of the Reviewing Accountant will be based upon the definition of Closing Date Net Assets set forth in this Agreement. The parties shall cooperate with each other and the Reviewing Accountant in connection with the matters set forth in this Section 2.7, including by furnishing such information as may be reasonably requested. Each party shall afford the other parties the opportunity to participate in all communications with the Reviewing Accountants. The determination of the Reviewing Accountant shall be final and binding and no party shall seek recourse to courts, other tribunals or otherwise, other than to collect any amounts due under this Section 2.7. Judgment may be entered to enforce the Reviewing Accountants’ determination in any court having jurisdiction over the party against which such determination is to be enforced.

(e) No later than five Business Days after the final determination of the Closing Date Balance Sheet, the Advisor Parent shall pay to the REIT the amount by which the amount of the Closing Date Net Assets is less than zero or the REIT shall pay or cause to be paid to the Advisor Parent the amount by which the Closing Date Net Assets are more than zero. All payments under this Section 2.7 shall be made in cash by wire transfer of immediately available funds and shall be accompanied by interest at a fixed annual rate equal to 400 basis points over the “Prime Rate” as reported in The Wall Street Journal on the Closing Date and shall be calculated on the basis of the actual days elapsed between the Closing Date and the payment date based on a 365-day year; provided, that the Advisor Parent may satisfy any payment obligation it may have under this Section 2.7 by delivering to the REIT Contributed Units having a Market Value equal to the amount it is required to pay. All payments made pursuant to this Section 2.7(e) shall be treated as adjustments to the Purchase Consideration for all Tax purposes, unless otherwise required by Law (including a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

(f) The REIT and the Operating Partnership shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as the REIT or the Operating Partnership are required to deduct and withhold with respect to any such payment under the Code or any provision of state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the REIT or the Operating Partnership.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE ADVISOR PARENT

The Advisor Parent represents and warrants to the REIT and the Operating Partnership that, except as set forth in the disclosure schedule delivered by the Advisor Parent to the REIT prior to the execution and delivery of this Agreement (the “Advisor Disclosure Schedule”):

Section 3.1. Organization and Qualification of the Advisor Parent. The Advisor Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite limited liability company power and authority to own, license, use, lease and operate its assets and properties (including, with respect to the Advisor Parent, the Advisor) and to carry on its business as it is now being conducted. The Advisor Parent is not in default under any provision of its certificate of formation or operating agreement.

Section 3.2. Authority; Non-Contravention; Approvals.

(a) The Advisor Parent has all requisite limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to which the Advisor Parent is a party and the performance by the Advisor Parent of the transactions contemplated by this Agreement and such Transaction Documents have been approved by the members of the Advisor Parent, and no other limited liability company or other proceedings on the part of the Advisor Parent are necessary to authorize the execution and delivery of this Agreement and the Transaction Documents to which the Advisor Parent is a party by the Advisor Parent and the performance by the Advisor Parent of the transactions contemplated by this Agreement and such Transaction Documents. This Agreement has been, and upon their execution the Transaction Documents to which the Advisor Parent is a party will be, duly executed and delivered by the Advisor Parent and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by each other party thereto that is not an Advisor Party, constitute, and upon their execution such Transaction Documents will constitute, valid and binding obligations of the Advisor Parent, enforceable against the Advisor Parent in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles.

(b) The execution and delivery by the Advisor Parent of this Agreement and the Transaction Documents to which it is a party and the performance of the transactions contemplated by this Agreement and such Transaction Documents do not and will not (i) conflict with or result in a breach of any provision of the certificate of formation, operating agreement or comparable organizational documents of any of the Advisor Parties; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which any of the Advisor Parties is now a party or by which any of their respective assets may be bound or affected; or (iii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to any of the Advisor Parties or any of their respective assets, excluding from the foregoing clauses (ii) and (iii) such violations, breaches, defaults, terminations, modifications, cancellations, losses or accelerations that would not be reasonably expected to have a Material Adverse Effect.

(c) No material declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents to which it is a party by the Advisor Parent or the performance by the Advisor Parent of the transactions contemplated by this Agreement and such Transaction Documents or the consummation of the transactions contemplated by this Agreement and such Transaction Documents other than (i) the filing with the SEC of any reports or other documents that may be required under the Securities Act or the Securities Exchange Act, (ii) the filing with the appropriate state authorities of any required “blue sky” filings and (iii) filings of UCC financing statements pursuant to the Pledge Agreement.

Section 3.3. The Advisor Interest. As of the date hereof, the Advisor Parent is the lawful record and beneficial owner of the Advisor Interest and the Special Units and owns the Advisor Interest and the Special Units free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and any restrictions on transfer imposed under federal and state securities Laws or (in respect of the Special Units) under the partnership agreement of the Operating Partnership.

Immediately prior to the Closing, the Advisor Parent will be the lawful record and beneficial owner of the Special Units and, if the 1% Transfer has occurred, of the Transferred Subsidiary Stock, and the Advisor Parent, alone or together with the Transferred Subsidiary, will be the lawful record and beneficial owner of the Advisor Interest and will own the Advisor Interest and the Special Units and, if the 1% Transfer has occurred, the Transferred Subsidiary Stock, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and any restrictions on transfer imposed under federal and state securities Laws or (in respect of the Special Units) under the partnership agreement of the Operating Partnership. The Advisor Interest and the Special Units have been duly authorized and each of them is validly issued, fully paid, and nonassessable. If the 1% Transfer occurs, immediately prior to the Closing the Transferred Subsidiary Stock will be validly issued, fully paid and nonassessable. Upon the conveyance of the Advisor Interest and, if applicable, the Transferred Subsidiary Stock by the Advisor Parent to the Operating Partnership and the conveyance by the Operating Partnership of the Contributed Units to the Advisor Parent, in each case in the manner contemplated under Article II, the Operating Partnership will acquire the beneficial and legal title to (i) the entire Advisor Interest; provided, that if the 1% Transfer has occurred, such title shall be held indirectly as to 1% of the Advisor Interest through its ownership of the Transferred Subsidiary and (ii) if the 1% Transfer has occurred, the Transferred Subsidiary Stock, in each case free and clear of all Encumbrances except for restrictions on transfer imposed under federal and state securities Laws. In the Modification, the Advisor Parent’s entire interest in the Special Units shall be converted into ordinary OP Units, with the result that no Special Units will remain outstanding following the Closing. There are no outstanding options, warrants or other rights of any kind to acquire any membership or other equity interest in the Advisor or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire any such interests, nor is the Advisor or Advisor Parent committed to issue any such option, warrant, right or security.

Section 3.4. Organization and Qualification of the Advisor and the Transferred Subsidiary.

(a) The Advisor is a limited liability company validly existing and in good standing under the Laws of the State of Colorado and has all requisite limited liability company power and authority to carry on its business as now being conducted and to own, use and lease its assets. The Advisor is duly qualified, licensed or admitted to do business and in good standing in every jurisdiction in which such qualification, licensing or admission is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it (each of which jurisdictions as of the date hereof is listed in Section 3.4 of the Advisor Disclosure Schedule), except where the failure to be so qualified, licensed or admitted or in good standing would not be reasonably expected to have a Material Adverse Effect. The Advisor is not in default under any provision of its certificate of formation or operating agreement. The Advisor Parent has delivered to the REIT complete and correct copies of the certificate of formation and operating agreement of the Advisor.

(b) In the event the Transferred Subsidiary is formed and the 1% Transfer occurs:

(i) As of the Closing, the Transferred Subsidiary will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and will not be in default under any provision of its certificate of incorporation or bylaws.

(ii) The Transferred Subsidiary will be formed solely for the purpose of engaging in the transactions described in Section 2.1 and as of the Closing shall have engaged in no other business activity or operation.

(iii) Except for its ownership of the 1% membership interest in the Advisor to be obtained through the 1% Transfer, the Transferred Subsidiary will not, as of the Closing, have any assets, liabilities or obligations of any nature, whether accrued, contingent or otherwise, and as of the Closing there will be no condition, situation or set of circumstances that reasonably could be expected to result in any such liability or obligation.

(iv) As of the Closing, the Transferred Subsidiary Stock will constitute all of the authorized and issued and outstanding capital stock of the Transferred Subsidiary, and there will be no other issued and outstanding capital stock or other equity interests of the Transferred Subsidiary. As of the Closing, there will be no securities convertible into or exchangeable for capital stock of the Transferred Subsidiary nor any options, warrants, calls or other rights to purchase or subscribe for capital stock of the Transferred Subsidiary.

Section 3.5. Capitalization. The Advisor Interest constitutes the entire outstanding membership interest in the Advisor as of the date hereof. The Advisor has no other outstanding membership or other equity interests. No Person other than the Advisor Parent and, following the 1% Transfer, the Transferred Subsidiary (by means of its or their ownership of the Advisor Interest) has any right to participate in the revenues, profits, control or administration of the Advisor.

Section 3.6. No Subsidiaries or Equity Investments. The Advisor has no Subsidiaries and does not have, directly or indirectly, any equity interest in any other Person.

Section 3.7. Financial Statements.

(a) Section 3.7 of the Advisor Disclosure Schedule sets forth (i) the audited balance sheet of the Advisor for the year ended December 31, 2005 and the related audited statements of income, cash flows and members’ equity for the year then ended, including the notes and schedules thereto, (ii) the unaudited balance sheet of the Advisor for the year ended December 31, 2004 and the related unaudited statements of income, cash flows and members’ equity for the year then ended, and (iii) the unaudited balance sheet of the Advisor as of March 31, 2006 and the related unaudited statements of income, cash flows and members’ equity for the three months ended March 31, 2006 (collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial position and results of operations of the Advisor as of their respective dates and for the respective periods presented, are consistent with the books and records of the Advisor (which books and records are complete and correct in all material respects), and have been prepared in accordance with GAAP on a consistent basis through the periods covered thereby, except in the case of the audited Financial Statements, as described in the notes thereto (and except, in the case of the unaudited Financial Statements, for the absence of footnotes and subject to year-end adjustments and to any other adjustments described therein). The financial statements provided by the Advisor Parent to the REIT pursuant to Section 5.10 shall, when so delivered, fairly present, in all material respects, the financial position and results of operations of the Advisor as of their respective dates and for the respective periods presented, and shall have been prepared in accordance with GAAP on a consistent basis through the periods covered thereby, except for the absence of footnotes and subject to year-end adjustments and to any other adjustments described therein.

(b) The EBITDA of the Advisor for the twelve (12) months ended June 30, 2006, was not less than the amount set forth on Schedule 3.7(b) of the Advisor Disclosure Schedule.

Section 3.8. Absence of Undisclosed Liabilities. There are no liabilities or obligations relating to the Advisor of any nature, whether accrued, contingent or otherwise, and to the Knowledge of the Advisor Parent there is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a liability or obligation, except for liabilities or obligations (i) reflected in the balance sheet of the Advisor as of December 31, 2005 included in the Financial Statements (the “Advisor

2005 Balance Sheet”) or (ii) that were incurred since the date of the Advisor 2005 Balance Sheet in the ordinary course of business and could not reasonably be expected to have a Material Adverse Effect. As of the Closing, the Advisor will not have any liabilities other than liabilities within the categories set forth on Section 3.8 of the Advisor Disclosure Schedule and not materially exceeding, in the aggregate, the dollar amounts associated with such categories on the Advisor 2005 Balance Sheet.

Section 3.9. Absence of Certain Changes or Events. Since the date of the Advisor 2005 Balance Sheet, (i) there has not been any event, circumstance, change or effect that has had or reasonably could be expected to have a Material Adverse Effect; (ii) the business of the Advisor has been conducted only in the ordinary course; and (iii) neither the Advisor Parent nor the Advisor has taken any action or agreed to take any action that would have been prohibited by Section 5.1 (taking into account Section 5.1 of the Advisor Disclosure Schedule) had this Agreement been in effect for such period.

Section 3.10. Books and Records. The Advisor ownership records and other similar records of the Advisor as made available to the REIT prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by written consents in lieu of meetings of the members, board of managers, if any, and committees of the board of managers, if any, of the Advisor.

Section 3.11. Tax Matters.

(a) All material Tax Returns required to be filed with any Tax Authority or delivered to any Person by the Advisor have been timely filed or delivered in accordance with applicable Law, and all such Tax Returns were true, correct and complete in all material respects. No claim has been made by a Tax Authority in a jurisdiction where Tax Returns are not filed by the Advisor that the Advisor is or may be subject to taxation by that jurisdiction.

(b) At all times since the organization of the Advisor (i) all of the issued and outstanding membership interests of the Advisor have been owned by the Advisor Parent or the Transferred Subsidiary, (ii) the Advisor has been treated as a “disregarded entity” within the meaning of U.S. Treasury Regulation Section 301.7701-3 up to the date of the formation of the Transferred Subsidiary, and (iii) no election has been made by the Advisor or any other Person to treat the Advisor as other than a “disregarded entity.” The Advisor does not own securities (A) possessing more than 10% of the total voting power of the outstanding securities of any one issuer or (B) having a value of more than 10% of the total value of the outstanding securities of any issuer.

(c) No audit or other examination by any Tax Authority that relates to any Taxes of the Advisor is currently in progress (and to the Knowledge of the Advisor Parent, no such audit or examination is pending or has been threatened), and the Advisor has not received any notification from any Tax Authority relating to any issue that could materially affect any liability for Taxes of the Advisor.

(d) No agreement or waiver extending the statue of limitations relating to the payment, assessment or collection of any Taxes of the Advisor has been entered into or requested, and no contest that relates to any Taxes of the Advisor exists.

(e) There are no agreements in effect between the Advisor and any Person (including, but not limited to, any Tax Sharing Agreements) or any other statutory, judicial or contractual agreements or provisions under which the Advisor could be liable for any Taxes of any Person or claims related to any Taxes of any Person (including, but not limited to Advisor Parent). The Advisor has not (i) requested, received or been the subject of any written ruling of any Tax Authority relating to Taxes of the Advisor and has not entered into any written agreement with a Tax Authority relating to Taxes of the

Advisor, (ii) engaged in any transaction of which it has made (or intends to make or was required to make) any disclosure to any Tax Authority to avoid the imposition of any penalties, interest or addition to Taxes of the Advisor, or (iii) filed any Tax Return of the Advisor containing any position that is, or would be, subject to penalties under Code Section 6662 (or any similar provision of state, local or foreign Law).

(f) The Advisor has not changed any method of accounting (or requested any change in any method of accounting) that related to any Taxes of the Advisor as a separate entity, and is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) ”closing agreement” as described in Code Section 7121 (or any similar provision of state, local or foreign Law) executed on or before the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, or (iii) prepaid amount on or prior to the Closing Date.

(g) Neither the Advisor nor the Advisor Parent expects any Governmental Authority to assess any additional Taxes of the Advisor for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Advisor either (i) claimed or raised by any Governmental Authority in writing or (ii) to the Knowledge of the Advisor Parent, pending or threatened. Section 3.11(g) of the Advisor Disclosure Schedule lists, as of the date hereof, all jurisdictions in which state, local and foreign Tax Returns are filed by or with respect to the Advisor and indicates any Tax Returns that have been audited or that are currently the subject of audit.

(h) All Taxes owed by the Advisor have been paid whether or not reflected on any Tax Return. The charges, accruals and reserves with respect to Taxes on the books of the Advisor were determined in accordance with GAAP consistently applied and are adequate to cover any Taxes of the Company that have accrued but are not yet due and payable. All Taxes that the Advisor is or was required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Advisor (except statutory Liens for Taxes not yet due or payable).

(i) With the exception of Sections 3.11(b) and (e), the Advisor Parent make no representations or warranty with respect to any Taxes of the Advisor that do not apply to the Advisor as an entity separate from the Advisor Parent for Tax purposes.

Section 3.12. ERISA and Employee Benefits.

(a) Section 3.12(a) of the Advisor Disclosure Schedule contains a correct and complete list of each Company Plan, as of the date hereof; provided, that a Company Plan does not need to be listed on Schedule 3.12(a) if it is maintained by an ERISA Affiliate and has never been maintained or participated in by the Advisor and if no employee or independent contractor of the Advisor is or has ever been eligible to participate therein. The Advisor has no obligation to change or otherwise modify any existing Company Plan or program or to establish any new Company Plan or program, except, in each case, as required by law.

(b) Each of the Company Plans maintained or participated in by the Advisor Parent or a subsidiary thereof, and, to the Knowledge of the Advisor Parent (for purposes of this Section 3.12(b), disregarding the duty of reasonable inquiry in the definition of Knowledge of the Advisor Parent contained herein), each other Company Plan, is, and its administration (including without limitation, with respect to reporting and disclosure) is and has been, in material compliance with, and the Advisor has not received any claim or notice that any such Company Plan is not in compliance with, its terms and with applicable Law. No Company Plan is subject to Title IV of ERISA. Neither the REIT nor any subsidiary thereof shall be required to pay any liability in respect of a Company Plan that is not maintained or participated in by the Advisor Parent or a subsidiary thereof.

(c) The Advisor Parent has delivered to the REIT prior to the execution of this Agreement correct and complete copies of each Company Plan required to be listed on Section 3.12(a) of the Advisor Disclosure Schedule, together with all amendments and supplements thereto.

Section 3.13. Employment Matters.

(a) Section 3.13(a) of the Advisor Disclosure Schedule sets forth, as of the date hereof, the name and current annual salary and any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, of all officers, directors, consultants and employees of the Advisor and its Affiliates who provide services to any significant extent to the Advisor (except for such persons who provide services constituting substantially all of their respective employment services in connection with broker dealer activities or the REIT’s exchange program activities) together with a statement of the form and amount of all remuneration paid to each such person for services rendered to or on behalf of the Advisor during calendar year 2005, and indicates by asterisk each such person (each a “Transferred Employee”) who provides services primarily to the Advisor. To the Knowledge of the Advisor Parent, no Transferred Employee has threatened or otherwise indicated any intent, and neither the Advisor nor any of its Affiliates intends, to cancel or otherwise terminate the employment relationship of any Transferred Employee. The Transferred Employees constitute all employees employed in the Advisor’s business as it is being conducted on the date hereof.

(b) Neither the execution and delivery of this Agreement or the Transaction Documents, nor the performance of the transactions contemplated thereby, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due from the Advisor to any officer, director or employee of the Advisor or any other Person, under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan operated or maintained by or on behalf of the Advisor or (iii) result in any acceleration of the time of payment or vesting of any material benefits payable by the Advisor.

Section 3.14. Labor Relations. There is no unfair labor practice, charge or complaint or other proceeding pending or, to the Knowledge of the Advisor Parent, threatened against the Advisor. To the Knowledge of the Advisor Parent, the Advisor complies, and at all material times in the past, has complied in each case in all material respects, with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and has not engaged in any unfair labor practice. The Advisor is not a party to, nor does it have any liability with respect to, any collective bargaining agreement or other labor union contract applicable to its employees or to any other Persons providing services to the Advisor, nor to the Knowledge of the Advisor Parent are any activities or proceedings of any labor union or other Person to organize any such employees ongoing. There is no labor strike, slowdown, work stoppage or lockout pending, or to the Knowledge of the Advisor Parent, threatened, against or affecting the Advisor, nor has there been any such activity within the past two years.

Section 3.15. Absence of Litigation. There are no claims, suits, proceedings, actions, investigations, oppositions, challenges or cancellation proceedings pending or, to the Knowledge of the Advisor Parent, threatened against or affecting any Advisor Party or relating to or affecting its respective assets that, if adversely determined, reasonably could be expected to result in a Material Adverse Effect. There are no outstanding orders, writs, judgments, decrees, injunctions or settlements that (i) prohibit or restrict the consummation of the transactions contemplated by this Agreement, (ii) would reasonably be expected to have a Material Adverse Effect or (iii) would materially adversely affect the operations of the REIT or the Operating Partnership following the Closing.

Section 3.16. No Violation of Law. The Advisor is not nor in the past five years has it been in material default under or in material violation of, nor has it been charged with any material violation of, any Law. To the Knowledge of the Advisor Parent (for purposes of this Section 3.16, disregarding the duty of reasonable inquiry in the definition of Knowledge of the Advisor Parent contained herein), none of the Transferred Employees is or in the past five years has been in default under or in violation of, or has been charged with any violation of, any Law (i) where the violation constitutes or could constitute a felony, (ii) involving theft, fraud, dishonesty or other moral turpitude or (iii) relating to regulation of the securities, commodities or the banking or financial services markets. The business of the Advisor has at all times been operated in all material respects in accordance with applicable Laws. This Section 3.16 does not relate to matters with respect to Taxes, which are the subject of Section 3.11, employee benefits and labor matters, which are the subject of Sections 3.12, 3.13 and 3.14, respectively, environmental matters, which are the subject of Section 3.24 and Governmental Licenses, which are the subject of Section 3.27.

Section 3.17. Title to Assets; Encumbrances. The Advisor has good, valid and marketable title to all of its assets, free and clear of all Encumbrances other than (i) Encumbrances reflected in the Financial Statements, (ii) Encumbrances for or in respect of Taxes or governmental levies not yet due and payable, (iii) the rights of lessors and lessees under leases executed in the ordinary course of business, (iv) the rights of licensors and licensees under licenses executed in the ordinary course of business, and (v) Encumbrances in connection with purchase money obligations incurred in the ordinary course of business.

Section 3.18. Sufficiency of Assets.

(a) Except for the rights and services to be provided under the Transitional Services Agreement or License Agreement, immediately following the Closing, none of the Advisor Parent or its members or any of their respective Affiliates will own or lease any assets, properties or rights that are used in and are necessary for the conduct of the business of the Advisor, the Operating Partnership or the REIT as presently conducted. There are no material facilities, services, assets or properties shared with any other Person that are used by the Advisor in the conduct or operation of its business, other than the Intellectual Property, licenses and facilities, services, assets or properties to be provided under the Transitional Services Agreement.

(b) Section 3.18(b) of the Advisor Disclosure Schedule sets forth a list that is complete and correct in all material respects of all of the tangible assets owned or leased by the Advisor, in each case as of the date hereof. Each tangible asset is suitable for the purpose for which it is intended to be used, is in good operating condition, subject to normal wear and tear, and conforms in all material respects to applicable health, sanitation, fire, environmental (including air and water pollution Laws and regulations), safety, labor, zoning and building Laws.

Section 3.19. Insurance. Section 3.19 of the Advisor Disclosure Schedule sets forth a complete and correct list of all policies held by or on behalf of the Advisor as of the date hereof and a brief description of such insurance policies, including the names and addresses of the insurers, the principal insured and each named insured, the policy number and period of coverage, the expiration dates, the annual premiums and payment terms, a brief description of the interests insured by such policies and the amount of any deductible. The Advisor Parent has delivered to the REIT a complete and correct copy of all such policies together with (i) all riders and amendments thereto entered into prior to the date hereof and (ii) if completed as of the date hereof, the applications for each of such policies. All the insurance policies listed on Section 3.19 of the Advisor Disclosure Schedule are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy. The insurance policies referred to in this Section 3.19 will remain in full force through their respective policy periods and effect and will not in any way be affected by or terminate by reason of, any of the transactions contemplated by this Agreement (assuming payment of any applicable policy premiums arising after the Closing). All premiums due and payable in respect of the insurance policies referred to in this Section 3.19 have been duly and timely paid.

Section 3.20. Contracts and Other Agreements.

(a) Section 3.20(a) of the Advisor Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a correct and complete list of all of the following contracts or other arrangements to which the Advisor is a party or by which any of its assets is bound, in each case as of the date hereof:

(i) all contracts or other arrangements providing compensation for employment or consulting services, together with the name, position and rate of compensation of each Person party to such a contract or other arrangement and the expiration date of such contract or other arrangement;

(ii) all contracts or other arrangements with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Advisor or any of its employees or other Persons who primarily provide services for it or, following the Closing, any of its Affiliates to engage in any business activity or compete with any Person;

(iii) all material partnership, joint venture, shareholders’ or other similar contracts or arrangements with any Person;

(iv) all contracts or other arrangements related to Indebtedness of the Advisor in excess of $25,000;

(v) all contracts or other arrangements involving payments by or to the Advisor of more than $25,000;

(vi) all contracts or other arrangements for the purchase of materials, supplies, equipment, software or technology providing for payments in excess of $25,000;

(vii) all contracts or other arrangements pursuant to which the Advisor is a lessee of any machinery, equipment, motor vehicle, office furniture, fixtures or other personal property providing for lease payments in excess of $25,000 per year; and

(viii) all contracts or other arrangements that are material to the Advisor and are not otherwise required to be included in Section 3.20(a) of the Advisor Disclosure Schedule by clauses (i) through (vii).

(b) The Advisory Agreement and each other contract set forth on Section 3.20(a) of the Advisor Disclosure Schedule is in full force and effect against the Advisor and constitutes a legal, valid and binding agreement of the Advisor, enforceable against the Advisor, and, to the Knowledge of the Advisor Parent, each other party thereto, in accordance with its terms, in each case, except as enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar

Laws or affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles. Neither the Advisor nor, to the Knowledge of the Advisor Parent, any other party to any such contract is in violation or breach in any material respect of, or in default in any material respect under, nor to the Knowledge of the Advisor Parent has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, the Advisory Agreement or any other contract set forth on Section 3.20(a) of the Advisor Disclosure Schedule.

(c) The Advisor Parent has delivered to the REIT true and complete copies (or if none exist, reasonably complete and accurate written descriptions) of each contract required to be listed on Section 3.20(a) of the Advisor Disclosure Schedule, together with all amendments and supplements thereto.

Section 3.21. No Disputed Accounts Payable. There are no unpaid invoices or bills representing amounts alleged to be owed by the Advisor, or other alleged obligations of the Advisor, which, in either case, the Advisor has disputed or determined to dispute or refuse to pay.

Section 3.22. Intellectual Property.

(a) Section 3.22(a) of the Advisor Disclosure Schedule sets forth a true, complete and accurate list, as of the date hereof, of (i) all Intellectual Property owned by the Advisor that is the subject of any registration or application for registration, (ii) all material licenses of Intellectual Property to which the Advisor is a party and (iii) all Intellectual Property used by the Advisor pursuant to formal or informal arrangements with Affiliates.

(b) To the Knowledge of the Advisor Parent, the Advisor owns or otherwise has the right to use all of the Intellectual Property necessary for the conduct of the Advisor’s business as it is currently conducted, free and clear of all Encumbrances.

(c) To the Knowledge of the Advisor Parent, (i) the conduct of the Advisor’s business does not infringe upon or misappropriate the rights of any other Person nor (ii) is any Intellectual Property owned by or exclusively licensed to the Advisor being infringed upon or misappropriated by any other Person.

(d) Consummation of the transactions contemplated by this Agreement will not result in the elimination of Advisor’s right to use any of the Intellectual Property described in Section 3.22(a) or result in the imposition of any material financial or other obligation on the Advisor or the REIT in respect of any such Intellectual Property.

Section 3.23. Real Property.

(a) The Advisor does not own any real property. Section 3.23(a) of the Advisor Disclosure Schedule contains a correct and complete list of each parcel of real property leased or subleased to or occupied by the Advisor, as of the date hereof, (the “Leased Real Property”) and also lists the parties to such lease or sublease, any amendments thereto, the expiration date of such lease or sublease and any consents, approvals or other documents necessary or required such that each lease and sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease upon and immediately following the Closing.

(b) The Advisor has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term of the applicable lease or leases of such property.

Each lease required to be listed on Section 3.23(a) of the Advisor Disclosure Schedule is a legal, valid and binding agreement of the Advisor, enforceable against the Advisor and, to the Knowledge of the Advisor Parent, each other party thereto, in accordance with its terms, in each case, except as enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws or affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles. The Advisor is not, and the Advisor has received no notice that any other party is, in default in any material respect (or any condition or event that, after notice or lapse of time or both, would constitute a default in any material respect) under any such lease. The Advisor does not owe any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(c) The Advisor Parent has delivered to the REIT prior to the execution of this Agreement correct and complete copies of all leases (including any amendments and renewal letters) required to be listed on Section 3.23(a) of the Advisor Disclosure Schedule.

(d) No other Person holds any sublease, lease option or other current or contingent right to occupy any of the Leased Real Property before the expiration of the applicable lease. No tenant or other party in possession of any of the Leased Real Property has any right to purchase, or holds any right of first refusal to purchase, such properties.

Section 3.24. Environmental Matters.

(a) The Advisor complies and at all times has complied, in all material respects, with all applicable Environmental Laws and no claim has been asserted against the Advisor under any Environmental Law, nor to the Knowledge of the Advisor Parent is there any basis on which such liability might validly be imposed on the Advisor in the future.

(b) None of the Leased Real Property is located in New Jersey or Connecticut.

Section 3.25. Bank Accounts. Section 3.25 of the Advisor Disclosure Schedule sets forth, as of the date hereof, (i) a correct and complete list of the names and locations of all banks, trust companies and other financial institutions at which the Advisor has an account or at which the REIT or the Operating Partnership maintains an account or other banking relationships in respect of which the Advisor has signatory or other authority, and (ii) a true and complete list and description of each such account and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Advisor having signatory power with respect thereto.

Section 3.26. No Other Clients. Except for Persons to whom the Advisor has historically provided services of the type to be provided under the Transitional Services Agreement, the Advisor’s only clients since its inception have been the REIT and the Operating Partnership.

Section 3.27. Licenses. The Advisor holds all licenses, permits and other governmental authorizations (“Governmental Licenses”) that are required to be maintained by it in connection with the conduct of its business, except where the failure to hold any Governmental License would not reasonably be expected to have a Material Adverse Effect. Each such Governmental License is valid and in full force and effect and will not be invalidated by consummation of the Contribution. The Advisor has been in full compliance with all of the terms and requirements of each Governmental License, except where the failure to so comply would not have a Material Adverse Effect and there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License. This Section 3.27 does not relate to environmental matters, which are the subject of Section 3.24.

Section 3.28. Notes and Accounts Receivable. All notes and accounts receivable of the Advisor are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Advisor 2005 Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Advisor.

Section 3.29. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Advisor.

Section 3.30. Transactions and Related Parties. There is no (i) loan outstanding from or to the Advisor on the one hand, from or to any employee, officer, director or consultant of the Advisor, or any of the Advisor’s Affiliates on the other hand, (ii) agreement between the Advisor and any Affiliate or any such employee, officer or director that is not reflected in Section 3.20(a) of the Advisor Disclosure Schedule, or (iii) agreement requiring payments to be made by the Advisor to any Person on a change of control or otherwise as a result of the consummation of the Contribution or any of the other transactions contemplated by this Agreement other than such payments pursuant to the Transitional Services Agreement. None of the Advisor, the Advisor Parent nor any director, member, officer or key employee of the Advisor or, to the Knowledge of the Advisor Parent, any Person who provides services primarily to the Advisor or any of their respective Affiliates or relatives owns any direct or indirect interest (other than an ownership interest of up to 5% of the voting securities of any corporation, the securities of which are publicly traded) in any assets used in the Advisor’s business or in any corporation, partnership or other entity that (w) competes with the Advisor, (x) sells or purchases products or services to or from the Advisor, (y) leases real or personal property to or from the Advisor or (z) otherwise does business with the Advisor.

Section 3.31. Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which the REIT or any of its Subsidiaries (including the Operating Partnership) could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of any Advisor Party, other than Morgan Stanley & Co. whose fees and expenses will be paid by the Advisor Parent prior to Closing pursuant to an engagement letter, dated as of July 6, 2006, with an effective date as of April 7, 2006, a correct and complete copy of which has been delivered to the REIT and has not been modified or amended.

Section 3.32. Information for Proxy Statement. None of the information supplied or to be supplied by or on behalf of any of the Advisor Parties for inclusion in the Proxy Statement will, at the date it is delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.33. Disclosure. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Article III (taking into account any schedules delivered in connection with this Article III) in the light of the circumstances under which they were made, not misleading.

Section 3.34. Expenses.

(a) Section 3.34(a) of the Advisor Disclosure Schedule sets forth a complete list, listed by type and estimated amount, of all fees and expenses anticipated as of the date hereof that, to the Knowledge of the Advisor Parent, could accrue or be payable by the REIT to the Advisor or any of its

Affiliates between the date of this Agreement and the Closing Date pursuant to the Advisory Agreement or pursuant to any other agreements or arrangements between the REIT and the Advisor or any of its Affiliates in effect as of the date of this Agreement.

(b) To the Knowledge of the Advisor Parent, from and after the Closing Date, no additional fees or expenses are contemplated to be required to be paid by the REIT to any Affiliates of the REIT in order to enable the REIT to conduct its businesses following the Contribution in substantially the same manner as the business of the Advisor was conducted prior to the Contribution.

Section 3.35. Securities Laws Matters. The Advisor Parent: (i) understands that the issuance and sale of the Contributed Units pursuant to this Agreement have not been and will not be registered under the Securities Act, or under any state securities Laws, and that transfers of the Contributed Units and the Common Shares issuable upon exchange of the Contributed Units will be subject to restrictions imposed under applicable securities Laws and any certificates evidencing the Contributed Units or Common Shares will bear legends to that effect; (ii) is acquiring the Contributed Units solely for its own account for investment purposes, and not with a view towards the distribution thereof; (iii) represents that it is an “accredited investor,” as defined in Regulation D under the Securities Act; and (iv) has reviewed the REIT’s most recent filings made with the SEC on Forms 10-K and 10-Q and all subsequent filings.

Section 3.36. Non-Foreign Status. The Advisor Parent is not a foreign Person within the meaning of U.S. Treasury Regulation Section 1.1445-2(b)(2).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE REIT

The REIT hereby represents and warrants to the Advisor Parent that:

Section 4.1. Organization and Qualification of REIT and Operating Partnership. The REIT is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the REIT and the Operating Partnership has all requisite corporate, partnership or other power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted. Section 8.6 (relating to shelf registration rights) of the Operating Partnership’s partnership agreement as in effect on the date hereof is unchanged from the provision included in the form of the partnership agreement attached as Exhibit 10.5 to Amendment No. 3 to the REIT’s Form S-11 Registration Statement, filed with the SEC on July 15, 2002.

Section 4.2. Authority; Non-Contravention; Approvals.

(a) Each of the REIT and the Operating Partnership has all requisite corporate or partnership power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and the Transaction Documents to which the REIT or the Operating Partnership, as the case may be, is a party and the performance by the REIT and the Operating Partnership of the transactions contemplated by this Agreement and such Transaction Documents have been approved by the board of directors of the REIT, on behalf of itself and as the general partner of the Operating Partnership, and no other corporate, partnership or other proceedings on the part of the REIT or the Operating Partnership are necessary to authorize the execution and delivery of this Agreement or the Transaction Documents to which either the REIT or the Operating Partnership, as the case may be, is a party and the performance by the REIT and the Operating Partnership of the transactions contemplated by this Agreement and such Transaction Documents. This Agreement has been, and upon their execution the Transaction Documents to which the REIT or the Operating Partnership, as the case may be, is a party will be, duly executed and delivered by the REIT and the Operating Partnership and, assuming the due authorization, execution and delivery of this Agreement and such Transaction Documents by the Advisor Parent and any other party thereto, constitute and upon their execution such Transaction Documents will constitute, valid and binding obligations of the REIT and the Operating Partnership enforceable against the REIT and the Operating Partnership in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement or creditors’ rights generally and (ii) general equitable principles. The parties hereto acknowledge that the REIT intends to seek the REIT Stockholder Approval and that obtaining the REIT Stockholder Approval is a condition to Closing as set forth in Section 6.1(c).

(b) The execution and delivery by each of the REIT and the Operating Partnership of this Agreement and the Transaction Documents to which it is a party and the performance of the transactions contemplated by this Agreement and such Transaction Documents do not and will not (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of the REIT or the certificate of limited partnership or partnership agreements of the Operating Partnership; (ii) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under, the terms, conditions or provisions of any contract or other instrument of any kind to which the REIT or any of its Subsidiaries (including the Operating Partnership) is now a party or by which the REIT or any of its Subsidiaries or any of their respective properties or assets may be bound or affected; or (iii) violate any order, writ, judgment, injunction, decree, statute, treaty, rule or regulation applicable to the REIT or any of its Subsidiaries excluding from the foregoing clauses (ii) and (iii) such violations, breaches, defaults, terminations, modifications, cancellations, losses or accelerations that would not reasonably be expected to have a Material Adverse Effect.

(c) No material declaration, filing or registration with, or notice to, or authorization, consent, order or approval of, any Governmental Authority is required to be obtained or made in connection with or as a result of the execution and delivery of this Agreement and the Transaction Documents by the REIT and the Operating Partnership or the performance by the REIT and the Operating Partnership of the transactions contemplated by this Agreement and the Transaction Documents or the consummation of the transactions contemplated by this Agreement and the Transaction Documents, other than (i) the filing with the SEC of any reports or filings under the Securities Act or the Securities Exchange Act, (ii) the filing with the appropriate state authorities of any required “blue sky” filings and (iii) filings of UCC financing statements pursuant to the Pledge Agreement.

Section 4.3. Capitalization.

(a) The authorized capital of the REIT consists solely of 350,000,000 Common Shares, $0.01 par value per share (“Common Shares”), 50,000,000 Preferred Shares, $0.01 par value per share and 100,000,000 Shares-in-Trust, $0.01 par value per share. As of June 30, 2006, (i) 149,593,803 Common Shares were duly authorized, validly issued and outstanding and were fully paid and non-assessable, 3,249,855 Common Shares were reserved for issuance under various stock options or pursuant to outstanding warrants (ii) no Preferred Shares or Shares-in-Trust were issued and outstanding. Except for the options, warrants and exchange privileges referred to in the preceding sentence, on the date of this Agreement there are no other options, warrants, calls, rights or other contracts to which the REIT is a party or by which it may be bound, requiring it to issue or sell any shares of its capital stock or any securities or other rights convertible into, or exchangeable for, any shares of its capital stock.

(b) As of June 30, 2006, (i) 153,495,973 OP Units and 10,000 Special Units were duly authorized, validly issued and outstanding and were fully paid and non-assessable and were not subject to preemptive or similar rights. None of the outstanding OP Units has been issued in violation of any preemptive or similar rights under applicable Law, the Operating Partnership’s partnership agreement or any contract to which either the REIT or the Operating Partnership is a party or by which either is bound. The REIT is the sole general partner of the Operating Partnership. Each OP Unit may be exchanged for cash, or, in the sole discretion of the REIT, one Common Share on the terms specified in the Operating Partnership’s partnership agreement. On the date of this Agreement there are no options, warrants, calls, rights or other contracts to which the REIT or the Operating Partnership is a party or by which either of them may be bound, requiring either of them to issue or sell any interests in the Operating Partnership or any securities or other rights convertible into, or exchangeable for, any interests in the Operating Partnership.

(c) The OP Units to be issued and conveyed by the Operating Partnership pursuant to this Agreement as the Purchase Consideration will, upon such issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable. Each such OP Unit will be exchangeable for cash, or, in the sole discretion of the REIT, one Common Share on the terms specified in the Operating Partnership’s partnership agreement, and each Common Share issuable upon such exchange will, upon such issuance, be duly authorized, validly issued, outstanding, fully paid and non-assessable. Upon the conveyance of the Advisor Interest and, if applicable, the Transferred Subsidiary Stock, by the Advisor Parent to the Operating Partnership and the conveyance by the Operating Partnership of the Contributed Units to the Advisor Parent, in each case in the manner contemplated under Article II, the Advisor Parent will acquire the beneficial and legal title to the Contributed Units, free and clear of all Encumbrances except for the Encumbrances created pursuant to this Agreement and the Transaction Documents and for restrictions on transfer imposed under federal and state securities Laws or the Operating Partnership’s partnership agreement.

Section 4.4. Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission for which the Advisor Parent could become liable in connection with the transactions contemplated by this Agreement as a result of any action taken by or on behalf of the REIT or the Operating Partnership.

Section 4.5. Proxy Statement. The Proxy Statement will not at the time it is mailed to the stockholders of the REIT contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the REIT with respect to statements made therein based on information supplied by or on behalf of any of the Advisor Parties for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Exchange Act.

Section 4.6. SEC Documents. To the actual knowledge of the members of the Special Committee, without independent inquiry or investigation, since January 1, 2005, the REIT has filed with the SEC all reports and other documents required to be filed by it during such period under the Securities Exchange Act (the “REIT SEC Documents”). To the actual knowledge of the members of the Special Committee, without independent inquiry or investigation, at the respective times they were filed, none of the REIT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent corrected in a subsequently filed REIT

SEC Document filed with the SEC prior to the date hereof. To the actual knowledge of the members of the Special Committee, without independent inquiry or investigation, the consolidated financial statements (including in each case any notes thereto) of the REIT included in the REIT SEC Documents were prepared in conformity with GAAP consistently applied throughout the periods covered thereby (except in each case as described in the notes thereto) and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the REIT and its consolidated subsidiaries as at the respective dates thereof and for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments and to any other adjustments described therein), except to the extent corrected in a subsequently filed REIT SEC Document filed with the SEC prior to the date hereof.

Section 4.7. Absence of Certain Change or Events. To the actual knowledge of the members of the Special Committee, without independent inquiry or investigation, since January 1, 2006, (i) there has not been an event, circumstance, change or effect that has had or reasonably could be expected to have a Material Adverse Effect with respect to the REIT and its Subsidiaries, (ii) the business of the REIT and its Subsidiaries has been conducted only in the ordinary course, and (iii) neither the REIT nor the Operating Partnership has taken any action or agreed to take any action that would have been prohibited by Section 5.2 had this agreement been in effect for such period.

Section 4.8. Disclosure. To the actual knowledge of the members of the Special Committee, without independent inquiry or investigation, no representation or warranty contained in this Article IV (taking into account any schedules delivered in connection with this Article IV) contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Article IV in the light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS

Section 5.1. Conduct of the Advisor’s Business. During the period from the date of this Agreement to the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement, the Advisor Parent (i) shall cause the Advisor to conduct business in the ordinary course consistent with past practice and consistent with the requirements of the Advisory Agreement, (ii) shall, and shall cause the Advisor to, use commercially reasonable efforts to preserve substantially intact the present organization of the Advisor, (iii) shall, and shall cause the Advisor to, use commercially reasonable best efforts to keep available the services of the present officers and employees of the Advisor and of all other Persons who provide material services to the Advisor and (iv) shall, and shall cause the Advisor to, use commercially reasonable efforts to preserve the Advisor’s relationships with others having business dealings with the Advisor. Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Advisor Disclosure Schedule, from the date of this Agreement to the Closing, the Advisor Parent shall not permit the Advisor to:

(a) sell, lease, Encumber, transfer or dispose of any of its assets, including by relinquishing any rights under any contract required to be disclosed pursuant to Section 3.20(a), in each case except in the ordinary course of business, it being understood that the Advisor makes distributions of substantially all of its cash to the Advisor Parent on a regular basis;

(b) fail to timely pay any account payable, except in the ordinary course of business;

(c) take any action that would adversely affect the REIT’s qualification as a real estate investment trust within the meaning of Section 856 of the Code;

(d) enter into any material commitment or transaction except in the ordinary course of business;

(e) enter into any agreement providing for management services to be provided by the Advisor to a third party;

(f) incur, create, assume or guarantee any Indebtedness;

(g) change (or permit to be changed) any accounting or Tax procedure or practice (including any method of accounting for Tax purposes), make (or permit to be made) any Tax election or settle or compromise any Tax liability, but in any case, only to the extent that such procedure or practice, election or compromise relates to any Tax liability of the Advisor or Taxes of the Advisor as a separate entity;

(h) enter into, adopt, amend, terminate or waive any right under any Plan (including without limitation any employment or consulting arrangement), hire any employee, increase in any manner the compensation or benefits of any officer, employee or consultant or pay or otherwise grant any benefit not required by any Plan, or enter into any contract to do any of the foregoing, in each case except (i) in the ordinary course of business, (ii) to provide payments and benefits under existing Plans (A) in the ordinary course of business for newly hired employees or consultants or (B) in connection with employee promotions as permitted in this Section 5.1(h), and (iii) to the extent required by applicable Law;

(i) make or commit to any single capital expenditure or commitment in excess of $50,000 or make aggregate capital expenditures and commitments in excess of $150,000 (on a consolidated basis);

(j) cancel any debts or waive any claims or rights of substantial value;

(k) enter into, amend or terminate any contract of a type that, if in effect at the date of this Agreement, would be required to be disclosed pursuant to Section 3.20(a) or, except in the ordinary course of business consistent with past practice, enter into, amend or terminate any other contract;

(l) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities and obligations reflected or reserved against in the Advisor 2005 Balance Sheet or incurred in the ordinary course of business since the date of the Advisor 2005 Balance Sheet;

(m) settle or compromise any claim, action, suit or proceeding pending or threatened against the Advisor;

(n) except as permitted by Section 5.1(h), enter into any transaction or any contract with any of its officers, directors or Affiliates (including with any of the other Advisor Parties);

(o) make or authorize any change in its certificate of formation or operating agreement;

(p) enter into any new lease for real property except for leases for which the aggregate monthly rental obligation does not exceed $5,000; or

(q) take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to (i) cause any representation or warranty of the Advisor Parent contained in this Agreement (A) to be untrue or incorrect as of the Closing, if such representation or warranty is qualified by materiality or (B) to be untrue or incorrect in all material respects as of the Closing, if such representation or warranty is not qualified by materiality or (ii) prevent the satisfaction of any condition set forth in Article VI or VII.

Section 5.2. Conduct of the REIT’s Business. During the period from the date of this Agreement to the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement, the REIT shall:

(a) conduct business only in the ordinary course consistent with past practice;

(b) not take any action that would adversely affect its qualification as a real estate investment trust within the meaning of Section 856 of the Code; and

(c) operate in compliance with the terms and conditions of the Advisory Agreement.

Section 5.3. Access to Information. During the period from the date of this Agreement to the Closing or earlier termination of this Agreement, the Advisor Parent shall (i) provide the REIT and its officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives (together, its “Representatives”) with full access, upon reasonable prior notice to all personnel, officers, employees, agents, accountants, properties and facilities, of the Advisor and the books and records relating to the Advisor and (ii) furnish the REIT and its Representatives with all such information and data (including copies of contracts, Plans and other books and records) concerning the Advisor and operations of the Advisor as the REIT or any of such Representatives reasonably may request in connection with such investigation.

Section 5.4. Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto shall use its respective commercially reasonable efforts to comply as promptly as practicable with any other Laws of any Governmental Authority that are applicable to any of the transactions contemplated hereby or by the Transaction Documents to which it is a party and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. The parties each shall furnish to the others such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing, registration or declaration which is necessary under any Laws. The parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority (or other Person regarding any of the transactions contemplated by this Agreement or the Transaction Documents) in respect of any such filing, registration or declaration, and shall use their respective commercially reasonable efforts to comply promptly with any such inquiry or request (and, unless precluded by Law, provide copies of any such communications that are in writing).

(b) Subject to the terms and conditions of this Agreement, each party shall use its respective commercially reasonable efforts to cause the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

Section 5.5. Preparation of the Proxy Statement; REIT Stockholders Meeting.

(a) As promptly as reasonably practicable following the execution of this Agreement, the REIT shall prepare and file the Proxy Statement in preliminary form with the SEC. Thereafter, (subject to the provisions of Section 5.5(f)) the REIT shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC and to be mailed to its stockholders as promptly as reasonably practicable. The Advisor Parent shall, and shall cause the Advisor to furnish promptly all information as reasonably may be requested in connection with the preparation, filing and distribution of the Proxy Statement. The REIT shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the federal securities Laws (including the SEC’s proxy rules) and of Maryland Law.

(b) The REIT shall notify the Advisor Parent promptly following receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply the Advisor Parent with copies of all correspondence with the SEC, as promptly as reasonably practicable, with respect to the Proxy Statement. The parties shall cooperate in good faith in preparing and filing the Proxy Statement and any amendments or supplements thereto and in responding to any requests for additional information and comments from the SEC or the staff thereof.

(c) If, at any time after the mailing of the definitive Proxy Statement and prior to the REIT Stockholders Meeting, any event should occur that, in the opinion of counsel to the Advisor Parent or the REIT, results in the Proxy Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement, the parties shall promptly notify each other of the occurrence of such event and then the REIT shall promptly prepare (with the cooperation of the Advisor Parent), file and clear with the SEC such amendment or supplement and the REIT shall, as may be required by the SEC, mail to its stockholders each such amendment or supplement.

(d) Subject to the provisions of Section 5.5(f), the REIT shall establish a record date for and cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of obtaining the REIT Stockholder Approval (such meeting, the “REIT Stockholders Meeting”). In connection with the REIT Stockholders Meeting, the REIT, acting through its board of directors, will, subject to the directors’ fiduciary obligations under applicable Laws, (i) recommend the approval of this Agreement and the transactions contemplated hereby and (ii) otherwise comply in all material respects with all Laws applicable to such meeting.

(e) The REIT, acting through its board of directors and the compensation committee thereof, will, subject to the directors’ fiduciary obligations under applicable Laws, recommend to the stockholders of the REIT that they vote to approve the REIT Long-Term Incentive Plan and, subject to obtaining the REIT Stockholder Approval, adopt the REIT Long-Term Incentive Plan.

(f) The REIT shall not be required to mail the Proxy Statement to its stockholders or to call or hold the REIT Stockholders Meeting, unless it shall have received a counterpart of the Joint Venture Agreement, duly executed by DCTRT, and shall be satisfied, in its reasonable judgment, that the

Joint Venture Agreement has been duly authorized by all requisite corporate action on the part of DCTRT and is in full force and effect.

Section 5.6. Notification.

(a) From time to time prior to the Closing, the Advisor Parent shall notify the REIT in writing of any information obtained after the date hereof that was required to be set forth or described in the Advisor Disclosure Schedule but was not described or set forth therein, or necessary to complete or correct any information in such schedule or in any representation and warranty of the Advisor Parent. The Advisor Parent shall promptly inform the REIT of any claim by a third party that a contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement.

(b) The Advisor Parent shall give notice to the REIT promptly after becoming aware of (i) the occurrence or non-occurrence of any event after the date hereof whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be breached in any material respect as of the Closing Date if then made or (B) any condition set forth in Article VI to be unsatisfied on the Closing Date and (ii) any material failure by the Advisor Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c) No notice given pursuant to this Section 5.6 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any party’s right to indemnity under Section 7.3 or Article VIII; provided, that following the Closing, there shall be no right to indemnity under Section 7.3 or Article VIII for a breach by a party of its covenant to disclose any matter required to be disclosed pursuant to Section 5.6(a) or (b), unless that matter alone or in conjunction with any other matters required to be disclosed pursuant to Section 5.6(a) or (b) but not so disclosed reasonably would have been expected to cause one or both of the conditions in Section 6.2(a) or (b) not to be satisfied.

(d) Not less than five Business Days before the Closing, the Advisor Parent shall deliver a certificate, dated the Closing Date and duly executed by Evan Zucker or James Mulvihill or another authorized signatory reasonably acceptable to the REIT (the “Loss Certificate”), to the REIT (i) identifying all of the breaches of representations and warranties that it reasonably believes would exist on the Closing Date (but excluding those breaches in existence on the date hereof) if such representations and warranties were made by the Advisor Parent on and as of the Closing Date and as to which the REIT would be entitled to seek indemnification pursuant to Section 7.3 or 8.2(i) and (ii) setting forth the Advisor Parent’s good faith estimate (the “Loss Estimate”) of the amount of Losses as to which the REIT would reasonably be expected to recover pursuant to Sections 7.3 and 8.2(i) of this Agreement as a result of such breaches. In the event the Loss Estimate exceeds $5,000,000, (x) the Advisor Parent shall furnish as promptly as practicable all such additional information available to the Advisor Parent as the REIT reasonably may request in respect of the matters referenced in the Loss Certificate, and (y) the REIT shall be entitled to postpone the Closing until the date that is five Business Days after it receives all such information; provided, that in no event shall the postponement of the Closing extend beyond 15 days from the date the Loss Certificate is delivered by the Advisor Parent. In the event the Loss Estimate exceeds $5,000,000 and the REIT waives the condition set forth in Section 6.2(i), the REIT’s right to indemnification under Sections 7.3 and 8.2(i) in respect of the items disclosed on the Loss Certificate shall be limited to a maximum of $5,000,000.

Section 5.7. Transfer Taxes. All transfer, registration, stamp, documentary, sales, use and similar Taxes (including all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with the transactions contemplated by this Agreement shall be the responsibility of and be timely paid by the Advisor Parent. The REIT and the Advisor Parent shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

Section 5.8. Non-Competition.

(a) From the Closing and for three years thereafter, the Advisor Parent will not, directly or indirectly anywhere in North America (i) engage in, own any interest in, invest in, lend funds to, or provide any management, consulting, financial, administrative or other services to any business that includes the ownership, acquisition, development or management of industrial real estate or (ii) solicit or encourage to leave employment or employ or contract or offer to employ any Transferred Employee or any person who is (or was during the previous three months) hired by the REIT. The foregoing clause (ii) shall not prohibit any general solicitation of employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees. For the avoidance of doubt, this Section 5.8(a) applies to the Advisor Parent as an entity and not to its members.

(b) From the Closing and for three years thereafter, the REIT will not, directly or indirectly anywhere in North America, directly or indirectly, solicit or encourage to leave employment, or employ or contract or offer to employ any person who is (or was during the previous three months) an employee of the Advisor Parent (other than persons who also are or were during the relevant time period, officers or employees who provide services primarily to the REIT, the Operating Partnership or the Advisor). The foregoing shall not prohibit any general solicitation of employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees.

(c) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section.

Section 5.9. Nomination of the REIT Board.

(a) Subject to the provisions of this Section 5.9, following the Closing the REIT shall cause an individual designated by the Advisor Parent to be nominated for election to the REIT’s board of directors at the REIT’s Annual Stockholders Meetings to be held in 2007, 2008 and 2009, in each case to serve a one-year term. The foregoing provision shall not require a favorable recommendation by the REIT’s board of directors or any committee of the board of directors.

(b) The REIT’s obligations under Section 5.9(a) shall terminate if at any time the Persons who on the Closing Date are the beneficial owners of the outstanding interests in the Advisor Parent and the Transferred Employees cease to beneficially own directly or indirectly (including through their beneficial ownership of the Advisor Parent) an aggregate of at least 5,000,000 of the Contributed Units (or if any of the changes in clauses (i) or (ii) of Section 2.3 occurs after the Closing, such number of OP Units as shall as nearly as practicable represent the same proportionate economic interest in the

Operating Partnership after giving effect to that change as the Contributed Units represented immediately before the change). If requested by the REIT, from time to time the Advisor Parent shall provide evidence of such ownership to the reasonable satisfaction of the REIT.

(c) Any individual designated by the Advisor Parent for nomination pursuant to Section 5.9(a) shall be reasonably acceptable to the board of directors of the REIT (it being understood that for this purpose, Evan H. Zucker and James R. Mulvihill each will be deemed reasonably acceptable).

(d) If at any time while the REIT’s obligations under this Section 5.9 are in effect, the REIT’s board of directors shall be classified with the result that directors serve for terms of greater than one year, the REIT shall not be required to make any nominations otherwise required under this Section 5.9, except at a meeting at which the term of an individual (i) nominated pursuant to this Section 5.9 and (ii) elected to the REIT’s board of directors in connection with such nomination, is scheduled to expire.

Section 5.10. Delivery of Financial Statements. Promptly after they become available, and in any event not later than the tenth Business Day prior to the Closing Date, the Advisor Parent shall provide the REIT with copies of the Advisor’s unaudited consolidated balance sheet as of June 30, 2006 and copies of the Advisor’s unaudited balance sheet as of the last day of each month occurring after the date thereof and ending prior to the tenth Business Day before the Closing Date and the related unaudited statements of income and cash flows for the year to date ending on the last day of each such month.

Section 5.11. Officers and Employees. The Advisor Parent shall, and shall cause the Advisor to, prior to the Closing Date, use its respective commercially reasonable efforts to encourage the Transferred Employees, to the extent they are in good standing, to become employees of the REIT, as determined by the REIT in its sole discretion. The REIT shall make offers of employment to all Transferred Employees on substantially the same terms as their current employment except as may be provided in the Employment Agreements. Subject to any required approvals of stockholders, the Advisor, on behalf of the REIT or the Operating Partnership, shall establish or cause to be established employee benefit plans for the Transferred Employees who become employees of the REIT, (i) which employee benefit plans, shall be no less beneficial in the aggregate than the Company Plans in which the Transferred Employees participated immediately before the Closing Date, and (ii) which employee benefit plans shall (A) recognize service of the employees with the Advisor, the Advisor Parent or their Affiliates or predecessors to the same extent recognized by the applicable Company Plans immediately prior to the Closing Date, and (B) recognize any deductible and co-payments employees have made under the Company Plans in the plan year during which the Closing Date occurs. Following the Closing Date, the parties to this Agreement shall cooperate in connection with the possible rollovers of any accounts maintained pursuant to any Company Plan that is a defined contribution plan or similar type plan for the Transferred Employees who become employees of the REIT to a similar type of plan maintained by the REIT, the Operating Partnership or any of their Subsidiaries or Affiliates..

Section 5.12. Restrictions on Resale of Contributed Units; Advisor Parent Assets.

(a) Without the prior written consent of the REIT, the Advisor Parent shall not offer, sell, contract to sell, pledge (other than pursuant to the Pledge Agreement) or otherwise transfer or dispose of any of the Contributed Units or securities convertible or exchangeable or exercisable for any of the Contributed Units, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Contributed Units for a period of 15 months commencing on the Closing Date (the “Lock-Up Period”); it being understood that the foregoing restriction does not prohibit the purchase or sale of securities (including derivative securities that do not involve any securities issued by the REIT) issued by Persons other than the REIT or the Operating Partnership.

(b) For a further period of nine (9) months following the end of the Lock-Up Period (the “First Follow-On Period”), the Advisor Parent shall hold assets having a fair market value measured as of the last day of the Lock-Up Period of not less than the sum of $20,000,000 plus an amount reasonably sufficient to cover any indemnity claims asserted in good faith in accordance with Section 7.3 or Article VIII against the Advisor Parent before the end of the First Follow-On Period, to the extent those claims remain unresolved.

(c) For a further period of twelve (12) months following the end of the First Follow-On Period (the “Second Follow-On Period”), the Advisor Parent shall hold assets having a fair market value measured as of the last day of the First Follow-On Period of not less than the sum of $10 million plus an amount reasonably sufficient to cover any indemnity claims asserted in good faith in accordance with Section 7.3 or Article VIII against the Advisor Parent before the end of the Second Follow-On Period, to the extent those claims remain unresolved.

(d) Following the end of the Second Follow-On Period, the Advisor Parent shall hold assets having a fair market value measured as of the last day of the Second Follow-On Period of not less than an amount reasonably sufficient to cover any indemnity claims asserted in good faith in accordance with Section 7.3 or Article VIII against the Advisor Parent before the end of the Second Follow-On Period to the extent those claims remain unresolved.

(e) The assets required to be held by the Advisor Parent pursuant to paragraphs (b), (c) and (d) of this Section 5.12 shall be in the form of cash or cash equivalents or OP Units. The OP Units covered by paragraph (a), and the other assets covered by paragraphs (b), (c) and (d), of this Section 5.12 shall be pledged pursuant to the Pledge Agreement.

(f) Notwithstanding anything in this Section 5.12 to the contrary, the Advisor Parent shall be permitted to satisfy its payment obligation, if any, pursuant to Section 2.7(e), and its indemnification obligations, if any, pursuant to Sections 7.3 and 8.2 by delivery of Contributed Units.

Section 5.13. Public Statements. The parties hereto shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby and shall not issue any such press release or written public statement prior to review and approval by the other parties, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable Law.

Section 5.14. Directors and Officers’ Insurance. From the Closing and for six years thereafter, the REIT shall, and shall cause the Advisor to, maintain in effect the policies of directors’ and officers’ liability insurance maintained on or prior to the Closing Date to the extent they cover the Advisor and its officers, members and managers (and persons serving in a similar capacity) or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events that occurred on or prior to the Closing Date. In the event that the REIT, the Operating Partnership or the Advisor (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the REIT, the Operating Partnership or the Advisor, as

the case may be, shall succeed to the obligations set forth in this Section 5.14. The REIT may satisfy its obligations under this Section 5.14 by purchasing a “tail” insurance policy on terms and with an insurer reasonably acceptable to the Advisor Parent.

Section 5.15. Confidentiality. From the Closing and for three years thereafter, the Advisor Parent will not, except in connection with this Agreement, disclose to any third party any confidential and non-public information concerning the business of the Advisor (“Confidential Information”). In the event that the Advisor Parent is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Advisor Parent will, to the extent permitted by applicable Law, notify the REIT promptly of such request or requirement so that the REIT may, at the REIT’s sole cost and expense, seek an appropriate protective order or waive compliance with the provisions of this Section 5.15. If, in the absence of a protective order or the receipt of a waiver hereunder, the Advisor Parent is, on the advice of counsel, compelled to disclose any Confidential Information, then the Advisor Parent may disclose the Confidential Information; provided, that the Advisor Parent shall use its commercially reasonable efforts to obtain, at the request of the REIT, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the REIT shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

Section 5.16. Office Leases. An Affiliate of the Advisor Parent is, as of the date hereof, the lessee under a lease for office space on the 13th floor of the building located at 518 Seventeenth Street, Denver, Colorado, 80202 (the “13th Floor Lease”), which, as of the date hereof, is occupied by a substantial majority of the Transferred Employees working in Denver, Colorado. The Advisor Parent covenants to use commercially reasonable efforts to have the 13th Floor Lease assigned directly to the REIT at the Closing or as soon as practicable thereafter; provided, that if the Advisor Parent is not able to secure the assignment of the 13th Floor Lease to the REIT at the Closing, the Advisor Parent covenants to sublease the 13th Floor Lease to the REIT at the Closing on the same terms as set forth in the 13th Floor Lease. Additionally, the Advisor Parent covenants to use commercially reasonable efforts to assist the REIT in procuring a separate lease for an entire floor in the same building, at which time the Advisor Parent or one of its Affiliates shall take an assignment of or otherwise relieve the REIT of any obligations with respect to the office space covered by the 13th Floor Lease. Nothing contained in this Section 5.16 or otherwise in this Agreement shall require the Advisor Parent to make any financial accommodation in order to cause the assignment of the 13th Floor Lease or procure a separate lease as contemplated by the proviso in the preceding sentence.

Section 5.17. Post-Closing Operations. Following the Closing, (i) the REIT shall not, and shall cause the Advisor not to, terminate or assign the Advisory Agreement prior to the expiration of the one-year term of the Advisory Agreement then in effect and (ii) the REIT and the Operating Partnership shall cause each of the Advisor and the Transferred Subsidiary to continue in existence until a date that is no earlier than December 31, 2007.

Section 5.18. Special Units. The “special units” of limited partnership interest (the “Special Units”) outstanding pursuant to the Operating Partnership’s partnership agreement and owned by the Advisor Parent shall be modified (the “Modification”) at the Closing such that the Special Units shall become pursuant to such Modification that number of OP Units (not in excess of 15,111,111 OP Units) as shall be specified in a notice given by the Advisor Parent to the REIT at least five Business Days before the Closing (the “Modified Units”). It is understood that the Modified Units are intended to have a fair market value equal to the fair market value of the Special Units. The parties hereto covenant and agree to take, or cause to be taken, all such actions as are necessary to effectuate the Modification concurrently with the consummation of the Closing.

Section 5.19. Insurance. Prior to the Closing, the Advisor Parent shall cause the Advisor, on behalf of the REIT, the Operating Partnership and the Transferred Subsidiary, to establish or cause to be established insurance policies providing insurance coverage to the Advisor, the REIT, the Operating Partnership and the Transferred Subsidiary following the Closing Date (and not the Advisor Parent or any other Affiliates of the Advisor Parent), which insurance policies shall be no less beneficial in the aggregate than the insurance policies listed on Section 3.19 of the Advisor Disclosure Schedule (or, to the extent such coverage is not then reasonably available, as close as practicable to existing coverage terms consistent with prevailing insurance market conditions); provided, that the premiums for such insurance policies shall be at the sole cost and expense of the REIT. Following the Closing, (i) the Advisor Parent shall use commercially reasonable efforts to preserve any rights that the Advisor, the REIT, the Operating Partnership or the Transferred Subsidiary, as the case may be, may have to make claims under the insurance policies listed on Section 3.19 of the Advisor Disclosure Schedule for claims arising out of occurrences prior to the Closing Date and (ii) the Advisor Parent and the REIT shall cooperate with and assist the other in issuing notices of claims by the Advisor, the REIT, the Operating Partnership or the Transferred Subsidiary, as the case may be, under such insurance policies, presenting such claims for payment and collecting insurance proceeds related thereto.

Section 5.20. No Impairment of Shelf Registration Rights of the OP Unit Holders. Through and including the Closing, the REIT shall not rescind, alter or amend or permit to occur the rescission, alteration or amendment of the registration rights provided for in the partnership agreement (as in effect on the date hereof) of the Operating Partnership in any manner that is adverse to the holders of the OP Units.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

(b) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement shall be in effect.

(c) The REIT Stockholder Approval shall have been obtained.

Section 6.2. Conditions to the REIT’s and the Operating Partnership’s Obligations. The obligations of the REIT and the Operating Partnership to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Each of the representations and warranties made by the Advisor Parent in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Advisor Parent in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) The Advisor Parent shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

(c) Since the date of this Agreement, no event, circumstance or change shall have occurred, that individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably would be expected to have, a Material Adverse Effect with respect to the Advisor.

(d) All consents or approvals listed in Section 6.2(d) of the Advisor Disclosure Schedule, and any other consents or approvals the absence of which reasonably would be expected to have a Material Adverse Effect on the Advisor, shall have been obtained and the REIT shall have received copies of such consents in form and substance reasonably satisfactory to the REIT.

(e) The Advisor Parent shall have delivered to the REIT a certificate, dated the Closing Date and duly executed by Evan Zucker, James Mulvihill or another authorized signatory reasonably acceptable to the REIT, as authorized signatories of the Advisor Parent, in form and substance reasonably satisfactory to the REIT, to the effect of clauses (a) through (d) above.

(f) The employment agreements set forth on Section 6.2(f) of the Advisor Disclosure Schedule (collectively, the “Employment Agreements”) shall remain in full force and effect.

(g) The Advisor Parent shall have executed and delivered to the Advisor an unconditional release, dated as of the Closing Date, in the form of Exhibit H, and shall have furnished (a) copy thereof to the REIT, and none of the releases, in the form of Exhibit I, executed and delivered by the executives listed on Section 6.2(g) of the Advisor Disclosure Schedule at or prior to the execution of this Agreement shall have been revoked in accordance with its terms.

(h) The Advisor Parent shall have delivered to the REIT, prior to the mailing of the Proxy Statement to the REIT’s stockholders, a counterpart of the Joint Venture Agreement, duly executed by DCTRT, and the Joint Venture Agreement shall remain as of the Closing Date in full force and effect.

(i) The Loss Estimate contained in the Loss Certificate delivered by the Advisor Parent shall not have been greater than $5,000,000.

Section 6.3. Conditions to the Advisor Parent’s Obligations. The obligations of the Advisor Parent to effect the Closing are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Each of the representations and warranties made by the REIT and the Operating Partnership in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the REIT and the Operating Partnership in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time).

(b) Each of the REIT and the Operating Partnership shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

(c) The REIT shall have delivered to the Advisor Parent a certificate, dated the Closing Date and duly executed by the REIT’s Chief Executive Officer or Chief Financial Officer, in form and substance reasonably satisfactory to the Advisor Parent, to the effect of clauses (a) and (b) above.

(d) The REIT shall have delivered to the Advisor Parent a counterpart of the Joint Venture Agreement duly executed by the REIT.

(e) None of the releases executed and delivered by the executives listed on Schedule 6.2(g) of the Advisor Disclosure Schedule at or prior to the execution and delivery of this Agreement shall have been revoked in accordance with its terms.

ARTICLE VII

POST-CLOSING TAX MATTERS

Section 7.1. Covenants. Without the prior written consent of the REIT, none of the Advisor Parties shall, to the extent it may affect or relate to the Advisor, (i) make or change any Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) file any amended Tax Return, (v) enter into any closing agreement related to any taxes, (vi) settle any Tax claim or assessment, (vii) surrender any right to claim a Tax refund, (viii) offset or effect any other reduction in Tax liability, (ix) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (x) take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Advisor for any period after the Closing; provided, that the provisions of this Section 7.1 shall only apply to the extent that they relate to the Tax liability of the Advisor as an entity.

Section 7.2. Cooperation on Tax Matters. The REIT and the Advisor Parent each shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Advisor relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Tax Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the REIT or the Advisor Parent, as the case may be, shall allow the other party to take possession of such books and records. The provisions of this Section 7.2 shall only apply to the extent that they relate to the Tax liability of the Advisor as an entity.

Section 7.3. Tax Indemnity.

(a) The Advisor Parent hereby indemnifies the REIT, the Operating Partnership and their Affiliates (including, effective upon the Closing, the Advisor) against and agrees to hold them harmless from any (i) Taxes of the Advisor attributable to a Pre-Closing Tax Period or to the portion of a Straddle Period ending on the Closing Date, (ii) without duplication, loss or damages resulting from a breach of the provisions of Sections 3.11, 5.1(c) or (g), 7.1 or 7.2, and (iii) any liability for Taxes of others (including, but not limited to, the Advisor Parent) which liability results from the Advisor having been a disregarded entity (within the meaning of U.S. Treasury Regulation Section 301.7701-3) of the Advisor Parent, or which is imposed by Law or as a result of any agreement or transaction that the

Advisor was a party to or subject to prior to the Closing Date, (iv) without duplication, liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i), (ii) or (iii) (the sum of (i), (ii), (iii) being referred to herein as a “Tax Loss”); provided, that the amount otherwise recoverable under this Section 7.3 in respect of any Tax Loss shall be reduced by the amount, if any, of such Tax Loss set forth as a current liability on the Closing Date Balance Sheet as finally determined under Section 2.6 of this Agreement. Any amount recoverable under this Section 7.3 shall be subject to the limitation on the maximum aggregate liability of the Advisor Parent set forth in Section 8.4. The parties hereby waive compliance with any bulk sales or similar pre-sale clearance requirements; notwithstanding any term or condition of this Agreement to the contrary, the Advisor Parent shall indemnify and hold harmless the REIT, the Operating Partnership and their Affiliates (including, effective upon the Closing, the Advisor) from and against any claims, damages or other liability to the extent resulting from such non-compliance.

(b) For purposes of this Section 7.3, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period for which such Tax is determined multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of the Advisor.

(c) Subject to the Advisor Parent’s consultation rights under Section 7.3(d), not later than 30 days after receipt by the Advisor Parent of written notice from the REIT stating that any Tax Loss has been incurred by any of the Persons specified in Section 7.3(a) and the amount thereof, the Advisor Parent shall discharge its indemnification obligation with respect to such Tax Loss by paying to the REIT an amount equal to the amount of such Tax Loss. The payment by the REIT or any of the other Persons specified in Section 7.3(a) of any Tax Loss shall not relieve the Advisor Parent of its obligation under this Section 7.3.

(d) The REIT agrees to give prompt written notice to the Advisor Parent of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which the REIT deems to be within the ambit of this Section 7.3 (specifying with reasonable particularity the basis therefor) and will give the Advisor Parent such information with respect thereto as the Advisor Parent may reasonably request. The Advisor Parent may, at its own expense, upon notice to the REIT, assume the defense of any such suit, action or proceeding (including any Tax audit); provided, that (x) the Advisor Parent shall thereafter consult with the REIT upon the REIT’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (y) the Advisor Parent shall not, without the REIT’s consent, not to be unreasonably withheld or delayed, agree to any settlement with respect to any Tax if such settlement reasonably could be expected to adversely affect the Tax liability of the REIT, any of its Affiliates or, following the Closing, the Advisor. If the Advisor Parent assumes such defense, (i) the REIT shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Advisor Parent (provided that the Advisor Parent shall retain control of all aspects of such defense) and (ii) the Advisor Parent shall not assert that the Tax Loss, or any portion thereof, with respect to which the REIT seeks indemnification is not within the ambit of this Section 7.3. If the Advisor Parent elects not to assume such defense, the REIT, the Operating Partnership or the Advisor may pay, compromise or contest the Tax at issue. The

Advisor Parent shall be liable for the fees and expenses of counsel employed by the REIT for any period during which the Advisor Parent has not assumed the defense thereof. Whether or not the Advisor Parent chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Notwithstanding any other provision of this Section 7.3, the Advisor Parent shall not be liable under this Section 7.3 with respect to any Tax Loss resulting from a claim or demand the defense of which the Advisor Parent was not offered the opportunity to assume as provided under this Section 7.3(d).

Section 7.4. Disputes. Disputes arising under this Article VII and not resolved by mutual agreement within 30 days shall be resolved by a nationally recognized Law or accounting firm with no material relationship with the REIT or any Advisor Party (the “Tax Referee”), chosen by and mutually acceptable to both the REIT and the Advisor Parent within five days of the date on which the need to choose the Tax Referee arises. The Tax Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Tax Referee shall be borne equally by the REIT and the Advisor Parent.

Section 7.5. Tax Returns. The Advisor shall file or cause to be filed all Tax Returns that are required to be filed by the Advisor prior to the Closing Date; provided, that such Tax Returns shall be prepared and filed in a manner consistent with past practices unless otherwise required by applicable Law and provided, that in the case of any Tax Return required to be filed after the date of this Agreement, the Advisor shall, not later than thirty (30) days prior to the due date for filing any such Tax Return (including extensions), provide the REIT with the opportunity to review a draft copy of such Return (together with any supporting materials, including schedules and work papers) by sending such draft to the REIT, and the REIT shall, not later than fifteen (15) days prior to the date for filing such Tax Return (including extensions), inform the Advisor of any objections to such Tax Return, which objections shall be resolved in good faith. Except as provided in the preceding sentence, the REIT shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by the Advisor, provided that such Tax Returns shall be prepared and filed in a manner consistent with past practices unless otherwise required by applicable Law.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1. Survival of Representations, Warranties, Covenants and Agreements.

(a) Except for the representations and warranties contained in Sections 4.6 [SEC documents], 4.7 [absence of changes] and 4.8 [disclosure], which will not survive the Closing, the representations and warranties of the parties contained in this Agreement will survive the Closing (i) until 60 calendar days after the expiration of all applicable statutes of limitation with respect to the representations and warranties contained in Sections 3.1 [organization and qualification], 3.2(a) [authority], 3.3 [Advisor Interest], the first sentence of 3.4 [organization and qualification of Advisor and Transferred Subsidiary], 3.5 [capitalization], 3.11 [tax matters], 3.31 [brokers], 4.1 [organization and qualification], 4.2(a) [authority] and 4.4 [brokers], and with respect to the assessment of any Taxes provided for in Article VII, (ii) until a date that is 36 months after the Closing Date with respect to the representations and warranties contained in Section 3.12 [ERISA], and (iii) until a date that is 15 months after the Closing Date in the case of all other representations and warranties; provided, that a claim given in good faith in accordance with this Article VIII in respect of a representation or warranty on or prior to the date on which the representation or warranty ceases to survive shall not thereafter be barred by the expiration of the survival period, and may be pursued thereafter without regard to such expiration. Except as otherwise expressly provided in this Agreement, each covenant hereunder shall survive without limit.

(b) For purposes of this Agreement, a party’s representations and warranties shall be deemed to include such party’s Disclosure Schedule and the certificates delivered by or on behalf of such party pursuant to Section 6.2(e) and 6.3(c), as the case may be. Except as provided in Sections 5.6(a) and 5.6(b), no party’s rights hereunder (including rights under Section 7.3 and this Article VIII) shall be affected by any investigation conducted by or any knowledge acquired (or capable of being acquired) by such party at any time, whether before or after the execution or delivery of this Agreement or the Closing or by the waiver of any condition to Closing.

Section 8.2. Indemnification of REIT. The Advisor Parent shall indemnify and hold harmless the REIT and its Subsidiaries (including the Operating Partnership) and their respective successors and the respective shareholders, officers, directors, employees and agents of each such indemnified Person (collectively, the “REIT Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any REIT Indemnified Party to the extent arising out of, resulting from, based upon or relating to (i) any breach, as of the date of this Agreement or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), of any representation or warranty made by the Advisor Parent in this Agreement, or any breach, as of the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case as of such specified date or time) in Section 6(a) of the Pledge Agreement; provided, that if any such representations or warranties in this Agreement (other than the representations and warranties contained in Sections 3.7(a), 3.8, 3.9, 3.18(b), 3.20(a), 3.20(b), 3.22(a)(ii), 3.23(b), 3.32 and 3.33] is qualified in any respect by knowledge, materiality or Material Adverse Effect, for purposes of this paragraph such knowledge, materiality or Material Adverse Effect qualification will in all respects be ignored, except that the knowledge qualifiers in Sections 3.13(a), 3.14, 3.20(b) and 3.23(b) shall not be so ignored; (ii) any failure by the Advisor Parent duly and timely to perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement (other than its covenants and agreements contained in Section 5.6, except to the extent provided therein); and (iii) any act, omission or state of affairs for which the Advisor would be required to provide indemnity under Section 21 of the Advisory Agreement if the Advisory Agreement remained in effect, to the extent such act, omission or state of affairs preceded the Closing and to the extent the Advisor would have been required to indemnify the REIT Indemnified Parties under the Advisory Agreement; provided, that, without limiting the other sections of this Article VIII, the provisions of this Section 8.2 shall not apply to Losses recovered under Section 7.3; provided, further that indemnification by the Advisor Parent for certain breaches of representations and warranties shall be subject to the further limitations set forth in Section 5.6(d). The provisions of clause (i) of this Section 8.2 shall not apply to Losses arising out of, resulting from, based upon or relating to the breach, as of the Closing Date, of any representation or warranty made by the Advisor Parent in this Agreement if and to the extent such breach results primarily from the taking of any action required or expressly permitted by Section 5.1 (including the taking of any action specified in Section 5.1 of the Advisor Disclosure Schedule to be permissible).

Section 8.3. Indemnification of the Advisor Parties. The REIT shall indemnify and hold harmless the Advisor Parties and their respective successors (and their respective shareholders, members, partners, officers, directors, managers, employees and agents) (collectively the “Seller Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party to the extent arising out of, resulting from, based upon or relating to (i) any inaccuracy, untruth or incompleteness, as of the date of this Agreement or the Closing Date (except in any case that representations and warranties expressly speak as of a specified date or time, in which case only as of such specified date or time) of any representation or warranty made by the REIT or the Operating Partnership in this Agreement, in any of the Transaction Documents or in the certificate delivered by the REIT to the Advisor Parent with respect thereto pursuant to Section 6.3(c); provided, that if any such representation or warranty is qualified in any respect by materiality or Material Adverse Effect, for purposes of this paragraph such materiality or Material Adverse Effect qualification will in all respects be ignored; (ii) any failure by each of the REIT or the Operating Partnership to perform or fulfill any of its covenants or agreements required to be performed by the REIT or the Operating Partnership under this Agreement or any of the Transaction Documents (other than its covenants and agreements contained in Section 5.6, except to the extent provided therein); and (iii) any act, omission or state of affairs for which the REIT would be required to provide indemnity under Section 20 of the Advisory Agreement, if the Advisory Agreement remained in effect, to the extent such act, omission or state of affairs preceded the Closing and to the extent the REIT would have been required to indemnify the Seller Indemnified Parties under the Advisory Agreement.

Section 8.4. Limitations; Valuation of Contributed Units.

(a) No amounts of indemnity shall be payable as a result of any claim arising under clause (i) of Section 8.2 unless and until the REIT Indemnified Parties have paid, suffered or incurred Losses referred to in that clause in excess of $350,000 in the aggregate, in which case the REIT Indemnified Parties may bring a claim for all Losses in excess of such amount; provided, no such limitation exists with respect to representations set forth in any of Sections 3.2(a) [authority], 3.3 [Advisor Interest], the first sentence of Section 3.4(a), Section 3.4(b) [organization and qualification of the Advisor and the Transferred Subsidiary], 3.5 [capitalization], 3.11 [tax matters], 3.12 [ERISA] and 3.31 [brokers]. The maximum aggregate liability of the Advisor Parent under clause (i) of Section 8.2 shall not exceed $170,000,000 (the “Indemnity Amount”). No amounts of indemnity shall be payable as a result of any claim arising under clause (i) of Section 8.3 unless and until the Seller Indemnified Parties have paid, suffered, incurred, sustained or become subject to Losses referred to in that clause in excess of $350,000 in the aggregate, in which case the Seller Indemnified Parties may bring a claim for all Losses in excess of such amount; provided, that no such limitation exists with respect to representations set forth in any of Sections 4.1 [organization and qualification], 4.2(a) [authority], 4.3 [capitalization] and 4.4 [brokers]. The maximum liability of the REIT under clause (i) of Section 8.3 shall not exceed the Indemnity Amount. The amounts of indemnity payable by Advisor Parent shall be subject to the further limitation specified in Section 5.6(d), to the extent applicable.

(b) The Advisor Parent may elect to pay any indemnity obligation under this Agreement in cash or by surrender of Contributed Units. To the extent any indemnity obligation of the Advisor Parent under this Agreement is satisfied by surrender or cancellation of Contributed Units, such Units shall be credited against the Loss being indemnified on the basis of their Market Value on the date of such cancellation or surrender.

Section 8.5. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 7.3 and this Article VIII shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article VIII, it shall promptly (i) notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and the basis therefor (including a good faith estimate of the amount of Losses), and (ii) provide the Indemnifying Party with all relevant information that is material to the claim or that the Indemnifying Party may reasonably request (but any such notice and information from a REIT Indemnified Party need be given only to the Sellers’ Representative). The failure to provide such notice and information will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b) If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within 21 days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel. Notwithstanding the foregoing, (A) the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 8.5(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, (B) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Agreement with respect to such claim and (C) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 8.5(b), the Indemnified Party shall (1) not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld or delayed and (2) cooperate fully with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party assumption of the defense of such claim within the 30-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. Except as otherwise expressly provided in this Section 8.5, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any defense costs required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.

(c) An Indemnified Party shall (i) pursue a claim for indemnification under this Article VIII on a timely basis and (ii) to the extent it is reasonably practical to do so, provide the Indemnifying Party with a good faith estimate of the amount of a claim at the time it is asserted; provided, that the Indemnified Party’s failure comply with either of the preceding clauses (i) or (ii) shall not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

Section 8.6. Character of Indemnity Payments. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the consideration paid by the Operating Partnership for the Advisor Interest and the Transferred Subsidiary Stock, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

Section 8.7. Appointment of the Advisor Parties’ Representative. The Advisor Parent hereby appoints the Sellers’ Representative as its exclusive agent and attorney-in-fact to act on its behalf in respect of any and all claims for indemnity made under this Article VIII or Section 7.3 and to take any and all actions that the Sellers’ Representative believes are necessary or appropriate under this Agreement, including (i) to make and give notice of indemnity claims on behalf of the Seller Indemnified Parties (or any of them), and thereafter to consent to, compromise, settle or conduct negotiations with respect to any dispute or resolution in respect of such a claim, (ii) to accept, approve, challenge, consent to, compromise, settle or conduct negotiations with respect to any dispute with respect to any indemnity claim made on behalf of the REIT Indemnified Parties (or any of them) and (iii) to engage counsel and other Representatives in connection with the foregoing. The REIT and the other REIT Indemnified

Parties shall be entitled to rely on the authority of the Sellers’ Representative in all such matters arising under this Agreement and any agreement between the REIT and the Sellers’ Representative shall be binding on all Seller Indemnified Parties. The Sellers’ Representative shall under no circumstances have any liability to the REIT or any Seller Indemnified Party for any action or omission taken in such capacity absent a conclusive showing of bad faith.

Section 8.8. Exclusive Remedy. Except for claims based on fraud, following the Closing, the rights of the parties for indemnification relating to breaches of this Agreement shall be strictly limited to those contained in Section 5.6(c), Section 7.3 and this Article VIII and such indemnification rights shall be the exclusive remedies of the parties with respect to breaches of this Agreement.

Section 8.9. Subrogation; Insurance. If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. In case any event shall occur which would otherwise entitle any party to assert any claim for indemnification hereunder, no Losses shall be deemed to have been incurred by such party to the extent of any proceeds actually received by such party from any insurance policies maintained by the Indemnified Party with respect thereto, net of any increase in premiums or other costs associated with such insurance recovery, but nothing herein shall require any party to pursue any insurance claim.

Section 8.10. Closing Date Net Assets. To avoid duplicative recovery, the amount of any Loss suffered by any Indemnified Party as a result of the breach of any representation or warranty by the Advisor Parent that has also resulted in a reduction in the amount of the Closing Date Net Assets on the Closing Date Balance Sheet shall be reduced to the full extent of that reduction in the amount of Closing Date Net Assets on the Closing Date Balance Sheet.

ARTICLE IX

TERMINATION OF AGREEMENT

Section 9.1. Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by:

(a) the mutual written agreement of the REIT and the Advisor Parent, before or after the REIT Stockholder Approval is obtained;

(b) either the REIT or the Advisor Parent if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

(c) either the REIT or the Advisor Parent, in the event (i) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within 30 days following notification thereof by the terminating party or (ii) the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible, but only if the failure of such condition to be satisfied is not caused by a breach of this Agreement by the terminating party or its Affiliates;

(d) either the REIT or the Advisor Parent if the Closing shall not have occurred on or before January 31, 2007; or

(e) either the REIT or the Advisor Parent if this Agreement has been submitted to the stockholders of the REIT for approval at a duly convened REIT Stockholders Meeting (or adjournment or postponement thereof) and the REIT Stockholder Approval is not obtained.

Section 9.2. Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 9.1, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, managers, officers, stockholders or members, other than the provisions of this Section 9.2 and Article X hereof. Nothing contained in this Section 9.2 shall relieve any party from liability for any willful breach of this Agreement occurring prior to termination.

(b) If (i) before the REIT Stockholders Meeting, the board of directors of the REIT withdraws or adversely modifies its recommendation to the stockholders of the REIT that they vote to approve this Agreement and the transactions contemplated hereby and (ii) either (A) this Agreement subsequently is terminated pursuant to Section 9.1(d) before the REIT Stockholders Meeting is held or (B) this Agreement subsequently is terminated by the Advisor Parent pursuant to Section 9.1(c) or by either party pursuant to Section 9.1(d) or 9.1(e) at any time after the REIT Stockholders Meeting has been held and at the meeting the REIT Stockholder Approval is not obtained, the REIT shall, promptly after receipt from the Advisor Parent of reasonably detailed invoices therefor, reimburse the Advisor Parent for all reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel, accountants and financial advisors) incurred by it or on its behalf in connection with this Agreement, up to a maximum aggregate amount not to exceed $2,000,000.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses or facsimiles (or at such other address or facsimile for a party as shall be specified by the notice):

If to the Advisor Parent:

Dividend Capital Advisors Group LLC

518 Seventeenth Street, Suite 1700

Denver, Colorado 80202

Attention: Evan H. Zucker

Facsimile: (303) 228-2200

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Edwin S. Maynard

Judith R. Thoyer

Facsimile: (212) 757-3990

If to the REIT or the Operating Partnership:

Dividend Capital Trust

518 Seventeenth Street, Suite 1700

Denver, Colorado 80202

Attention: Chief Executive Officer

Facsimile: (303) 228-2200

With a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: John A. Healy

Larry P. Medvinsky

Facsimile: (212) 878-8375

Section 10.2. Entire Agreement. This Agreement, the exhibits and schedules hereto and the Transaction Documents supersede all prior and contemporaneous discussions and agreements, both written and oral, among the parties with respect to the subject matter of this Agreement and the Transaction Documents and constitute the sole and entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 10.3. Expenses. Except as otherwise expressly provided in this Agreement (including as provided in Section 9.2), whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents.

Section 10.4. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 10.5. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

Section 10.6. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any officer, member or manager (or person serving in a similar capacity) of the Advisor under Section 5.14 and any Person entitled to indemnity under Article VIII.

Section 10.7. Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be void. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties to this Agreement and their respective successors and assigns.

Section 10.8. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 10.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or the Transaction Documents by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

Section 10.9. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek specific performance of the terms hereof.

Section 10.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 10.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 10.12. Advisor Disclosure Schedule. The disclosure of any fact or item in any portion of the Advisor Disclosure Schedule referenced by a particular Section or subsection of this Agreement shall, should the existence of the fact or item or its contents be relevant to any other Section or subsection of this Agreement, and if such relevance is readily apparent on the face thereof, be deemed to be disclosed with respect to such other Section or subsection of this Agreement to which such fact or item relates.

Section 10.13. Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument.

Section 10.14. Interpretation. The parties hereto acknowledge and agree that (i) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

Section 10.15. REIT Board Actions. Except as otherwise required by Law, all decisions and authorizations that may be required of the REIT’s Board of Directors in respect of this Agreement (including the enforcement of the REIT’s rights hereunder) and the transactions contemplated hereby shall be made solely by action of those directors who at the time of the relevant deliberation or action have no beneficial or pecuniary interest, direct or indirect, in the Advisor Parent or in any of the Contributed Units.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DIVIDEND CAPITAL TRUST INC.

By:	/s/ Thomas G. Wattles
	Name:	Thomas G. Wattles
	Title:	Chairman

DIVIDEND CAPITAL OPERATING PARTNERSHIP, LP

By:	Dividend Capital Trust Inc., its sole general partner

By:	/s/ Thomas G. Wattles
	Name:	Thomas G. Wattles
	Title:	Chairman

DIVIDEND CAPITAL ADVISORS GROUP LLC

By:	Ridge Road Investments, LLC, its Manager

By:	/s/ Evan H. Zucker
	Name:	Evan H. Zucker
	Title:	Manager

Contribution Agreement

ADVISOR DISCLOSURE SCHEDULE

S-1

EXHIBIT A

[TRANSITIONAL SERVICES AGREEMENT]

A-1

EXHIBIT B

[LICENSE AGREEMENT]

B-1

EXHIBIT C

[NONCOMPETE AGREEMENT]

C-1

EXHIBIT D

[PLEDGE AGREEMENT]

D-1

EXHIBIT E

[REGISTRATION RIGHTS AGREEMENT]

E-1

EXHIBIT F

[REIT LONG-TERM INCENTIVE PLAN]

F-1

EXHIBIT G

[JOINT VENTURE TERM SHEET]

G-1

EXHIBIT H

[FORM OF ADVISOR PARENT RELEASE]

H-1

EXHIBIT I

[FORM OF EXECUTIVE RELEASE]

I-1